AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 2005
                                                REGISTRATION FILE NO. 333-116217

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                           OPHTHALMIC IMAGING SYSTEMS

              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

          CALIFORNIA                     3841                   94-3035367
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD         (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)      INDUSTRIAL CODE)      IDENTIFICATION NUMBER)

                            221 LATHROP WAY, SUITE I
                          SACRAMENTO, CALIFORNIA 95815
                                 (916) 646-2020
          (Address and telephone number of principal executive offices)

                                 WITH A COPY TO:

ARIEL SHENHAR, CHIEF FINANCIAL OFFICER                HENRY I. ROTHMAN
      OPHTHALMIC IMAGING SYSTEMS                    TROUTMAN SANDERS LLP
       221 LATHROP WAY, SUITE I                     405 LEXINGTON AVENUE
     SACRAMENTO, CALIFORNIA 95815                 NEW YORK, NEW YORK 10174
            (916) 646-2020                             (212) 704-6000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION BECOMES EFFECTIVE.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

         Pursuant to Rule 429 of the Securities Act of 1933, as amended, this registration statement also serves as Post-Effective Amendment No. 2 to the registrant's Registration Statement on Form SB-2, File No. 333-110334 relating to 1,716,496 shares of the registrant's common stock, which includes 1,341,496 shares of common stock isuuable upon conversion of the principal and interest of a secured convertible term note and 375,000 shares of common stock issuable upon exercise of a warrant.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING UNDER SECTION 8(A), MAY DETERMINE.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                                7,473,201 SHARES

                           OPHTHALMIC IMAGING SYSTEMS
                                  COMMON STOCK

This prospectus relates to the resale by the selling security holders for their own accounts of up to an aggregate of 7,473,201 shares of our common stock, of which (1) 1,785,201 shares are issuable upon conversion of convertible term notes issued to Laurus Master Fund, Ltd. ("Laurus"), (2) 688,000 shares are issuable upon exercise of warrants issued to Laurus, (3) 4,050,000 shares are held by MediVision Medical Imaging Ltd., (4) 550,000 shares are held by S2 Partners, LP, and (5) 400,000 shares are held by Meadowbrook Opportunity Fund LLC.

Our common stock trades on the OTC Bulletin Board(R) under the symbol "OISI." The last reported sale price of our common stock on October 4, 2005, was $1.20 per share.

The mailing address and the telephone number of our principal executive offices are 221 Lathrop Way, Suite I, Sacramento, California 95815, (916) 646-2020.

  -----------------------------------------------------------------------------
          Investing in our common stock involves a high degree of risk.

                   PLEASE SEE THE SECTION OF THIS PROSPECTUS
                  ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3.
  -----------------------------------------------------------------------------


We will not receive any proceeds from the sale of the shares by the selling security holders. We may receive proceeds in connection with the exercise of a warrant whose underlying shares may be sold in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is _______, 2005.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

PROSPECTUS SUMMARY.............................................................1

RISK FACTORS...................................................................3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................10

USE OF PROCEEDS...............................................................10

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................11

DILUTION......................................................................12

DESCRIPTION OF BUSINESS.......................................................13

DESCRIPTION OF PROPERTY.......................................................19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATION..........................................20

SELLING SECURITY HOLDERS......................................................29

PLAN OF DISTRIBUTION..........................................................32

DESCRIPTION OF SECURITIES.....................................................33

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
  PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT..................36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................38

EXECUTIVE COMPENSATION........................................................38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................41

LEGAL PROCEEDINGS.............................................................41

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
  FOR SECURITIES ACT LIABILITIES..............................................42

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
   ACCOUNTING AND FINANCIAL DISCLOSURE........................................42

TRANSFER AGENT AND REGISTRAR..................................................42

INTEREST OF EXPERTS AND COUNSEL...............................................43

WHERE YOU CAN FIND MORE INFORMATION...........................................43

                                     PART I

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus and does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus, especially the risks of investing in our common stock discussed under "Risk Factors."

         This prospectus relates to the resale by the selling security holders for their own accounts of up to an aggregate of 7,473,201 shares of our common stock, of which (1) 1,785,201 shares are issuable upon conversion of convertible term notes issued to Laurus Master Fund, Ltd. ("Laurus"), (2) 688,000 shares are issuable upon exercise of warrants issued to Laurus, (3) 4,050,000 shares are held by MediVision Medical Imaging Ltd., (4) 550,000 shares are held by S2 Partners, LP, and (5) 400,000 shares are held by Meadowbrook Opportunity Fund LLC.

         In connection with a private placement transaction on April 27, 2004 with Laurus Master Fund, Ltd., or Laurus, this prospectus covers the resale of
(1) 819,673 shares issuable upon conversion of a three-year secured convertible term note issued to Laurus in the principal amount of $1,000,000, secured by a subordinated second priority lien on our assets (the "2004 Laurus Note"), (2) 160,000 shares issuable to Laurus as interest payments under the 2004 Laurus Note and (3) 313,000 shares issuable to Laurus under the exercise of a warrant (the "2004 Laurus Warrant"). The 2004 Laurus Note is convertible into shares of our common stock at a fixed conversion price of $1.22 per share. The exercise prices of the 2004 Laurus Warrant range between $1.40 and $1.83 per share.

         In June 2003, pursuant to Amendment No. 1 to the Working Capital Funding Agreement, MediVision Medical Imaging Ltd., or MediVision, an Israeli corporation, converted $1,150,000 of outstanding principal and accrued interest under a promissory note held by MediVision into 6,216,216 shares of our common stock at a conversion price of $0.185 per share. This prospectus covers the resale of 4,050,000 of such shares of common stock held by MediVision.

         Pursuant to the Common Stock Purchase Agreement, dated as of June 1, 2004 between S2 Partners, LP and MediVision, S2 Partners, LP purchased 550,000 shares of our common stock from MediVision at a price per share of $1.35. S2 Partners, LP may sell, from time to time under this prospectus up to 550,000 shares of our common stock.

         In connection with a private placement transaction with Laurus on September 25, 2003, this prospectus covers the resale of (1) 621,250 shares issuable upon conversion of a three-year convertible term note issued to Laurus in the principal amount of $1,200,000, secured by a subordinated second priority lien on our assets (the "2003 Laurus Note"), (2) 184,278 shares issuable to Laurus as interest payments under the 2003 Laurus Note and (3) 375,000 shares issuable to Laurus upon the exercise of a warrant (the "2003 Laurus Warrant"). The 2003 Laurus Note is convertible into shares of our common stock at a fixed conversion price of $1.07 per share. The exercise prices of the 2003 Laurus Warrant range between $1.23 and $1.61.

         Meadowbrook Opportunity Fund LLC purchased from MediVision 400,000 shares of our common stock at a price per share of $1.20 pursuant to a Common Stock Purchase Agreement dated as of September 16, 2005 between Meadowbrook Opportunity Fund LLC and MediVision. Meadowbrook Opportunity Fund LLC may sell, from time to time under this prospectus, up to 400,000 shares of our common stock.

OUR COMPANY

         We are engaged in the business of designing, developing, manufacturing and marketing digital imaging systems, image enhancement and analysis software and informatics solutions for use by practitioners in the ocular health field. Our products are used for a variety of standard diagnostic test procedures performed in most eye care practices. Since our inception, we have developed products that have addressed primarily the needs of the ophthalmic angiography markets, both fluorescein and indocyanine green. The current flagship products in our angiography line are our WinStation digital imaging systems. These WinStation products are targeted primarily at retinal specialists and general ophthalmologists in the diagnosis and treatment of retinal diseases and other ocular pathologies. The Digital Fundus Imager is for use in color fundus imaging and fluorescein angiography, with the emphasis on imaging the back of the eye. See "Description of Business" for more information.

THE OFFERING

Common stock offered by             Up to an aggregate  of  7,473,201  shares of
  selling security holders          common  stock  may  be  offered  under  this
                                    prospectus,  of which (1)  1,785,201  shares
                                    are issuable upon  conversion of convertible
                                    term  notes  issued to Laurus,  (2)  688,000
                                    shares  are   issuable   upon   exercise  of
                                    warrants  issued to  Laurus,  (3)  4,050,000
                                    shares  are  held  by   MediVision   Medical
                                    Imaging Ltd., (4) 550,000 shares are held by S2 Partners, LP, and (5) 400,000 shares are held by Meadowbrook Opportunity Fund LLC.

Use of Proceeds                     All  proceeds  of  this   offering  will  be
                                    received by the selling security holders for their own accounts. We may receive proceeds in connection with the exercise of the warrants issued to Laurus whose underlying shares may in turn be sold by Laurus.

Risk Factors                        You should read the "Risk  Factors"  section
                                    beginning  on  page  3,  as  well  as  other
                                    cautionary    statements   throughout   this
                                    prospectus, before investing in shares of our common stock.

OTC Bulletin Board(R) symbol        OISI.OB

                                  RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL, WE WOULD BE REQUIRED TO ELIMINATE CERTAIN ACTIVITIES THAT WOULD ADVERSELY EFFECT OUR OPERATIONS.

         We may require substantial funds for various purposes, including continuing research and development, manufacturing and marketing our existing products. We may need to seek additional capital, possibly through public or private sales of our securities, in order to fund our activities on a long-term basis. Adequate funds may not be available when needed or on terms acceptable to us. Insufficient funds may require us to delay, scale back or eliminate certain or all of our research and development programs or to license third parties to commercialize products or technologies that we would otherwise seek to develop ourselves, which may materially adversely affect our continued operations.

IF WE FAIL TO DEVELOP AND SUCCESSFULLY INTRODUCE NEW AND ENHANCED PRODUCTS THAT MEET THE NEEDS OF OUR CUSTOMERS, OUR BUSINESS MAY BE HARMED.

         Our future success depends on our ability to anticipate our customers' needs and develop products that address those needs. This will require us to design, develop, manufacture, assemble, test market and support new products and enhancements on a timely and cost-effective basis. We cannot assure that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost effective manner. Our failure to do so could lead to a reduction in sales and our business may be harmed.

OUR MARKET IS UNPREDICTABLE AND CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES AND EVOLVING STANDARDS, AND, IF WE FAIL TO KEEP UP WITH SUCH CHANGES, OUR BUSINESS AND OPERATING RESULTS WILL BE HARMED.

         Our industry is characterized by extensive research and development, rapid technological change, frequent innovations and new product introductions, changes in customer requirements and evolving industry standards. Demand for our products could be significantly diminished by new technologies or products that replace them or render them obsolete, which would have a material adverse effect on our business, financial condition and results of operations.

THE MARKETS IN WHICH WE SELL OUR PRODUCTS ARE INTENSELY COMPETITIVE AND INCREASED COMPETITION COULD CAUSE REDUCED SALES LEVELS, REDUCED GROSS MARGINS OR THE LOSS OF MARKET SHARE.

         Competition in the healthcare industry markets in which we provide products is intense and is based upon price, product performance, quality, reliability and customer service. Our WinStation products compete against products offered by Topcon and Zeiss, among others. Our DFI products compete against products offered by Topcon, Kowa, Zeiss, Canon and Nidek, among others. We are aware of five primary competitors for the DSLI, namely Veatch, MVC, Kowa, Helioasis and Lombard.

         Although we will continue to work to develop new and improved products, many companies are engaged in research and development of new devices and alternative methods to diagnose and evaluate eye disease. Introduction of such devices and alternative methods could hinder our ability to compete effectively and could have a material adverse effect on our business, financial condition and results of operations. Many of our competitors and potential competitors have substantially greater financial, manufacturing, marketing, distribution and technical resources than we have.

         Any business combinations or mergers among our competitors, forming larger competitors with greater resources, or the acquisition of a competitor by a major medical or technology corporation seeking to enter this business, could result in increased competition.

WE MAY EXPERIENCE A DECLINE IN SELLING PRICES OF OUR PRODUCTS AS COMPETITION INCREASES, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         As competing products become more widely available, the average selling price of our products may decrease. Trends toward managed care, health care, cost containment and other changes in government and private sector initiatives in the United States and other countries in which we do business are placing increased emphasis on the delivery of more cost-effective medical therapies which could also adversely affect prices of our products. If we are unable to offset the anticipated decrease in our average selling prices by increasing our sales volumes, our net sales will decline. In addition, to maintain our gross margins, we must continue to reduce the cost of our products. Further, as average selling prices of our current products decline, we must develop and introduce new products and product enhancements with higher margins. If we cannot maintain our net sales and gross margins, our operating results could be seriously harmed, particularly if the average selling prices of our products decrease significantly.

IF WE DO NOT SPEND HEAVILY ON RESEARCH AND DEVELOPMENT AND WE FAIL TO ADDRESS RAPID TECHNOLOGICAL CHANGES IN OUR MARKETS, IT COULD ADVERSELY AFFECT OUR BUSINESS.

         We have incurred substantial research and development expenditures in the past, and plan to continue to do so in the future. Over the last three fiscal years, our research and development expenses have been in the range of 7% to 9% of our net revenues. We cannot assure that our expenditures for research and development will result in the introduction of new products or, if such products are introduced, that those products will achieve sufficient market acceptance. Our failure to address rapid technological changes in our markets could adversely affect our business and results of operations.

OUR PRODUCTS ARE SUBJECT TO U.S., E.U. AND INTERNATIONAL MEDICAL REGULATIONS AND CONTROLS, WHICH IMPOSE SUBSTANTIAL FINANCIAL COSTS ON US AND WHICH CAN PREVENT OR DELAY THE INTRODUCTION OF NEW PRODUCTS.

         Our ability to sell our products is subject to various federal, state and international rules and regulations. In the United States, we are subject to inspection and market surveillance by the FDA, to determine compliance with regulatory requirements. The regulatory process is costly, lengthy and uncertain.

          Pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act ("FDCA"), we are required to file, and submit, a pre-marketing notification with the FDA which provides certain safety and effectiveness information concerning our diagnostic imaging systems, including our DFI and DSLI. The FDA has approved our pre-marketing notification submittals, thereby granting us permission to market our products, subject to the general controls and provisions of the FDCA. The classification of our products require, among other things, annual registration, listing of devices, good manufacturing practices, labeling and prohibition against misbranding and adulteration. Further, because we are engaged in international sales, our products must satisfy certain manufacturing requirements and may subject us to various filing and other regulatory requirements imposed by foreign governments as a condition to the sale of such products.

         We have registered our manufacturing facility with both the FDA and certain California authorities as a medical device manufacturer and operate such facility under FDA and California requirements concerning Quality System Requirements ("QSR"). As a medical device manufacturer, we are required to continuously maintain our QSR compliance status and to demonstrate such compliance during periodic FDA and California inspections. If the facilities do not meet applicable QSR regulatory requirements, we may be required to implement changes necessary to comply with such regulations.

          Although the FDA has made findings which permit us to sell our products in the marketplace, such findings do not constitute FDA approval of these devices and we can not predict the effect that future legislation or regulatory developments may have on our operations. Additional regulations, reconsideration of approvals granted under current regulations, or a change in the manner in which existing statutes and regulations are interpreted or applied may have a material adverse impact on our business, financial condition and results of operations. Moreover, new products and services developed by us, if any, also may be subject to the same or other various federal and state regulations, in addition to those of the FDA.

          Following clearance or approval, marketed products are subject to continuing regulation. We are required to adhere to the FDA's Quality System Regulation, or QSR, and similar regulations in other countries, which include design, testing, quality control and documentation requirements. Ongoing compliance with QSR, labeling and other applicable regulatory requirements is monitored through periodic inspections and market surveillance by the FDA and by comparable agencies in other countries.

THE VALUE ADDED RESELLER (VAR) AGREEMENT SIGNED WITH NEXTGEN HEALTHCARE INFORMATION SYSTEMS, INC. MAY NOT GENERATE ANY SIGNIFICANT FUTURE REVENUE FOR US AND MAY REDUCE GROSS MARGINS.

         The NextGen(R) software products platforms of EPM (Enterprise Practice Management) and EMR (Electronic Medical Records) allows us to broaden our product offerings to the ocular health care industry. Despite this new VAR agreement, there is no guarantee that our sales efforts in this new endeavor will be successful in the future. Long sales cycles, new sales training requirements and potential resistance to the initial high cost of the software may be among those factors contributing to us not being successful in reselling these products.

          If we do experience any degree of success in reselling these products, our gross margin could be negatively impacted. Our gross margin on the reselling of these products is lower than the majority of the products that we currently market.

WE DEPEND ON SKILLED PERSONNEL TO OPERATE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET, AND IF WE ARE UNABLE TO RETAIN EXISTING OR HIRE ADDITIONAL PERSONNEL, OUR ABILITY TO DEVELOP AND SELL OUR PRODUCTS COULD BE HARMED.

         Our success depends to a significant extent upon the continued service of our key senior management, sales and technical personnel, any of whom could be difficult to replace. Competition for qualified employees is intense, and our business could be adversely affected by the loss of the services of any of our existing key personnel. We cannot assure that we will continue to be successful in hiring and retaining properly trained personnel. Our inability to attract, retain, motivate and train qualified new personnel could have a material adverse effect on our business.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, WHICH COULD ADVERSELY AFFECT OUR COMPETITIVE ADVANTAGE.

         We rely on a combination of patent, copyright, trademark and trade secret laws, non-disclosure and confidentiality agreements and other restrictions on disclosure to protect our intellectual property rights. We cannot assure that our patent applications will be approved, that any patents that may be issued will protect our intellectual property, that any issued patents will not be challenged by third parties or that any patents held by us will not be found by a judicial authority to be invalid or unenforceable. Other parties may independently develop similar or competing technology or design around any patents that may be issued to or held by us. We cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Moreover, if we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees.

THE LONG SALES CYCLES FOR OUR PRODUCTS MAY CAUSE US TO INCUR SIGNIFICANT EXPENSES WITHOUT OFFSETTING REVENUES.

         Customers typically expend significant effort in evaluating, testing and qualifying our products before making a decision to purchase them, resulting in a lengthy initial sales cycle. While our customers are evaluating our products we may incur substantial sales and marketing and research and development expenses to customize our products to the customer's needs. We may also expend significant management efforts, increase manufacturing capacity and order long-lead-time components or materials. Even after this evaluation process, a potential customer may not purchase our products. As a result, these long sales cycles may cause us to incur significant expenses without ever receiving revenue to offset those expenses.

IF WE FAIL TO ACCURATELY FORECAST COMPONENT AND MATERIAL REQUIREMENTS FOR OUR PRODUCTS, WE COULD INCUR ADDITIONAL COSTS AND SIGNIFICANT DELAYS IN SHIPMENTS, WHICH COULD RESULT IN THE LOSS OF CUSTOMERS.

         We must accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. Lead times for components and materials that we order vary significantly and depend on factors including the specific supplier requirements, the size of the order, contract terms and current market demand for components. If we overestimate our component and material requirements, we may have excess inventory, which would increase our costs, impair our available liquidity and could have a material adverse effect on our business, operating results and financial condition. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt and delay delivery of our products to our customers. Any of these occurrences would negatively impact our net sales, business and operating results and could have a material adverse effect on our business, operating results and financial condition.

OUR  DEPENDENCE  ON  SOLE  SOURCE  SUPPLIERS   EXPOSES  US  TO  POSSIBLE  SUPPLY
INTERRUPTIONS THAT COULD DELAY OR PREVENT THE MANUFACTURE OF OUR SYSTEMS.

         Certain of the components used in our products are purchased from single sources. While we believe that most of these components are available from alternate sources, an interruption of these or other supplies could have a material adverse effect on our ability to manufacture some of our systems.

SOME OF OUR MEDICAL CUSTOMERS' WILLINGNESS TO PURCHASE OUR PRODUCTS DEPENDS ON THEIR ABILITY TO OBTAIN REIMBURSEMENT FOR MEDICAL PROCEDURES USING OUR PRODUCTS AND OUR REVENUES COULD SUFFER FROM CHANGES IN THIRD-PARTY COVERAGE AND REIMBURSEMENT POLICIES.

         Our medical segment customers include doctors, clinics, hospitals and other health care providers whose willingness and ability to purchase our products depends in part upon their ability to obtain reimbursement for medical procedures using our products from third-party payers, including private insurance companies, and in the U.S. from health maintenance organizations, and federal, state and local government programs, including Medicare and Medicaid. Third-party payers are increasingly scrutinizing health care costs submitted for reimbursement and may deny coverage and reimbursement for the medical procedures made possible by our products. Failure by our customers to obtain adequate reimbursement from third-party payers for medical procedures that use our products or changes in third-party coverage and reimbursement policies could have a material adverse effect on our sales, results of operations and financial condition.

WE HAVE LIMITED PRODUCT LIABILITY INSURANCE AND IF WE ARE HELD LIABLE IN A PRODUCTS LIABILITY LAWSUIT FOR AMOUNTS IN EXCESS OF OUR INSURANCE COVERAGE, WE COULD BE RENDERED INSOLVENT.

         There can be no assurance that we will not be named as a defendant in any litigation arising from the use of our products. Although we have our own product liability insurance policy with a limit of $1 million, should such litigation ensue and we are held liable for amounts in excess of such insurance coverage, we could be rendered insolvent. In addition, there can be no assurance that product liability insurance will continue to be available to us or that the premiums therefore will not become prohibitively expensive.

IF OUR FACILITIES WERE TO EXPERIENCE CATASTROPHIC LOSS, OUR OPERATIONS WOULD BE SERIOUSLY HARMED.

         Our facilities could be subject to a catastrophic loss such as fire, flood or earthquake. A substantial portion of our manufacturing activities and many other critical business operations are located near major earthquake faults in California, an area with a history of seismic events. Any such loss at our facility could disrupt our operations, delay production, shipments and revenue and result in large expenses to repair or replace the facility. Any such loss could have a material adverse effect on our sales, results of operations and financial condition.

         Since a significant portion of our research and development is done in Israel, we are also exposed to terrorism, which could also have a material adverse effect on our business operations.

IF AN EVENT OF DEFAULT OCCURS UNDER THE CONVERTIBLE NOTES ISSUED TO LAURUS ON SEPTEMBER 25, 2003 OR APRIL 27, 2004, IT COULD RESULT IN A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS, OR FINANCIAL CONDITION.

         On September 25, 2003 we issued a $1,200,000 convertible note to Laurus. On April 27, 2004 we issued a $1,000,000 convertible note to Laurus. Events of default under the notes include: failure to pay interest and principal payments when due; a breach by us of any material covenant or term or condition of the notes or in any agreement made in connection therewith; a breach by us of any material representation or warranty made in the notes or in any agreement made in connection therewith; we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us; any form of bankruptcy or insolvency proceeding is instituted by or against us; any money judgment shall be entered or filed against us for more than $125,000; our failure to timely deliver shares of common stock when due upon conversions of the note; and our common stock is suspended for 5 consecutive days or 5 days during any 10 consecutive days from a principal market.

         If we default on the notes and the holder demands all payments due and payable, we will be required to pay 112% of the outstanding principal amount of each note and any interest accrued thereon. The cash required to pay such amounts will most likely come out of our working capital. Since we rely on our working capital for our day to day operations, such a default on the notes could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

IF MEDIVISION FAILS TO REPAY AMOUNTS GUARANTEED BY US UNDER THE DEBENTURE AND/OR DEFAULTS ON THE PROMISSORY NOTE ISSUED UNDER THE LOAN AGREEMENT, IT COULD RESULT IN A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS, OR FINANCIAL CONDITION.

         We are a party to the Debenture whereby we guarantee the payment of all of the debts and liabilities of MediVision to United Mizrahi Bank. The Debenture is secured by a first lien on all of our assets. MediVision pledged 2,345,500 of the 11,130,151 shares of our common stock it owns to us in order to secure the Debenture. In addition we have issued a promissory note to MediVision under the Loan Agreement whereby we have agreed to loan MediVision up to $1,000,000. The promissory note is secured by 1,204,500 of the 11,130,151 shares of our common stock that are owned by MediVision. As a result of the recent amendment to the Loan Agreement and the issuance of the Debenture (which replaced two existing debentures), our total liability under these agreements has increased from a total of $2,000,000 to $3,000,000 while the total collateral securing these liabilities has increased by 1,204,500 shares to 3,550,000 shares of our common stock. For a more detailed description of the Loan Agreement and the Debenture, see "Management's Discussion and Analysis of Financial Condition and Results of Operation-- MediVision Transactions"

         If MediVison fails to pay the debts and liabilities secured by us under the Debenture we will likely be required to pay these amounts to United Mizrahi Bank. If the shares posted as collateral to secure the Debenture are insufficient in value to pay such amounts, the cash required to pay such amounts will most likely come out of our working capital. Additionally, if MediVision fails to make the payments on the promissory note under the Loan Agreement when they become due and the amount of shares posted as collateral is insufficient to cover such delinquent payments when they are sold, the amount of our working capital will be reduced. Since we rely on our working capital for our day to day operations, any such default by MediVision could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

                         RISKS RELATED TO THIS OFFERING

WE MAY EXPERIENCE VOLATILITY IN OUR STOCK PRICE, WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE.

         The offering price of our common stock may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the offering price. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including: a quarterly variations in operating results; changes in financial estimates by securities analysts; changes in market valuations of other similar companies; announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures; additions or departures of key personnel; any deviations in net sales or in losses from levels expected by securities analysts; and future sales of common stock.

         In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

BECAUSE OUR SECURITIES TRADE ON THE OTC BULLETIN BOARD, YOUR ABILITY TO SELL YOUR SHARES IN THE SECONDARY MARKET MAY BE LIMITED.

         The shares of our common stock have been listed and principally quoted on the Nasdaq OTC Bulletin Board under the trading symbol "OISI" since May 28, 1998 and prior thereto on the Nasdaq Small-Cap Market. In May 1998, the NASD notified us that we no longer satisfied Nasdaq Small-Cap Market listing requirements and, in accordance with the terms of the Nasdaq Listing Qualifications Panel decision, our common stock was delisted therefrom on May 27, 1998. Further, due to our inability to comply with the Boston Stock Exchange listing requirements, our common stock was delisted therefrom on March 3, 1998. As a result, it may be more difficult for an investor to dispose of our securities, or to obtain accurate quotations on their market value. Furthermore, the prices for our securities may be lower than might otherwise be obtained.

         Moreover, because our securities currently trade on the OTC Bulletin Board, they are subject to the rules promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers that sell securities governed by these rules to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For such transactions, the broker-dealer must determine whether persons that are not established customers or accredited investors qualify under the rule for purchasing such securities and must receive that person's written consent to the transaction prior to sale. Consequently, these rules may adversely affect the ability of purchasers to sell our securities and otherwise affect the trading market in our securities.

BECAUSE OUR SHARES ARE DEEMED "PENNY STOCKS," YOU MAY HAVE DIFFICULTY SELLING THEM IN THE SECONDARY TRADING MARKET.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange that makes certain reports available, the equity security may also constitute a "penny stock." As our common stock falls within the definition of penny stock, these regulations require the delivery by the broker-dealer, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock. The ability of broker-dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

WE HAVE ADDITIONAL SECURITIES AVAILABLE FOR ISSUANCE, INCLUDING PREFERRED STOCK, WHICH IF ISSUED COULD ADVERSELY AFFECT THE RIGHTS OF THE HOLDERS OF OUR COMMON STOCK.

         Our articles of  incorporation  authorize  the  issuance of  35,000,000 shares of common stock and 20,000,000 shares of preferred stock. The common stock and the preferred stock can be issued by, and the terms of the preferred stock, including dividend rights, voting rights, liquidation preference and conversion rights can generally be determined by, our board of directors without shareholder approval. Any issuance of preferred stock could adversely affect the rights of the holders of common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. Accordingly, shareholders, including those purchasing the securities offered hereby, will be dependent upon the judgment of our management in connection with the future issuance and sale of shares of our common stock and preferred stock, in the event that buyers can be found therefor. Any future issuances of common stock or preferred stock would further dilute the percentage ownership of our company held by the public shareholders. Furthermore, the issuance of preferred stock could be used to discourage or prevent efforts to acquire control of our company through acquisition of shares of common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, which generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance and our current beliefs regarding revenues we might earn if we are successful in implementing our business strategies. The forward-looking statements and associated risks may include, relate to or be qualified by other important factors. You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations of those terms, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. You may find these forward-looking statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Description of Business," as well as captions elsewhere in this prospectus. A number of factors could cause results to differ materially from those anticipated by forward-looking statements, including those discussed under "Risk Factors" and "Description of Business."

         These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

         Any of the factors described above or in the "Risk Factors" section above could cause our financial results, including our net income (loss) or growth in net income (loss) to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus. Rather, the selling security holders will receive those proceeds directly. We may receive proceeds in connection with the exercise of warrants whose underlying shares may in turn be sold by the selling security holder. Although the amount and timing of our receipt of any such proceeds are uncertain, such proceeds if received will be used for general corporate purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The shares of our common stock have been listed and principally quoted on the Nasdaq OTC Bulletin Board under the trading symbol "OISI" since May 28, 1998 and prior thereto on the Nasdaq Small-Cap Market. In May 1998, the NASD notified us that we no longer satisfied Nasdaq Small-Cap Market listing requirements and, in accordance with the terms of the Nasdaq Listing Qualifications Panel decision, our common stock was delisted therefrom on May 27, 1998. Further, due to our inability to comply with the Boston Stock Exchange listing requirements, our common stock was delisted therefrom on March 3, 1998.

         The following table sets forth the high and low prices for our common stock as reported on the Nasdaq OTC Bulletin Board. These prices reflect inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

                            YEAR ENDING                 YEAR ENDING                    YEAR ENDED
                         DECEMBER 31, 2005           DECEMBER 31, 2004              DECEMBER 31, 2003
                         -----------------           -----------------              -----------------
                         HIGH           LOW          HIGH            LOW            HIGH            LOW
                          ASK           BID           ASK            BID             ASK            BID
                          ---           ---           ---            ---             ---            ---

First Quarter            1.35          0.95          1.35            0.75           0.33            0.20
Second Quarter           1.37          0.72          1.55            0.86           0.91            0.30
Third Quarter            1.40          1.10          1.40            0.50           1.25            0.61
Fourth Quarter*          1.26          1.20          1.15            0.55           1.50            0.92

* October 1, 2005 through October 4, 2005.

         On October 4, 2005, the closing price for our common stock, as reported by the Nasdaq OTC Bulletin Board, was $1.20 per share and there were approximately 122 shareholders of record.

         Dividends

         We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Future dividend policy will be determined periodically by the Board of Directors based upon conditions then existing, including our earnings and financial condition, capital requirements and other relevant factors.

         Equity Compensation Plans

         The following table sets forth certain information, as of June 30, 2005, with respect to our equity compensation plans:

                                                                                               NUMBER OF SECURITIES
                                        NUMBER OF SECURITIES TO       WEIGHTED-AVERAGE       REMAINING AVAILABLE FOR
                                        BE ISSUED UPON EXERCISE      EXERCISE PRICE OF           FUTURE ISSUANCE
                                        OF OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,    UNDER EQUITY COMPENSATION
            PLAN CATEGORY                 WARRANTS AND RIGHTS       WARRANTS AND RIGHTS               PLANS
            -------------               -----------------------     -------------------     -------------------------

Equity compensation
plans approved by
security holders..............                692,500(1)                $.71                       94,000(2)
Equity compensation
plans not approved by
security holders..............              1,368,633(3)                $.44                    1,009,999(4)


  Total.......................              2,349,133                   $.52                    1,070,999

------------

(1) Represents 36,500 options granted under the our 1992 Stock Option Plan under which no further options may be granted and 656,000 options granted under our 2003 Stock Option Plan.

(2) Represents shares available for grant under our 2003 Stock Option Plan to our employees, directors, consultants and non-employee directors. Upon the expiration, cancellation or termination of unexercised options, shares subject to options under the plan will again be available for the grant of options under the applicable plan.

(3) Includes 60,000 shares subject to options granted under our 1997 Stock Option Plan under which no further options may be granted. Also includes 5,000 and 1,258,333 shares subject to options granted under the 1995 Stock Option Plan (the "1995 Plan") and the 2000 Stock Option Plan (the "2000 Plan"), respectively. Also includes 105,300 options granted under individual stock option plans.

(4) Includes 965,000 and 214,999 shares available for future grant under the 1995 Plan and the 2000 Plan respectively, to our employees, directors, consultants and non-employee directors. Upon the expiration, cancellation or termination of unexercised options, shares subject to options under the 1995 Plan and the 2000 Plan will again be available for the grant of options under the applicable plan.

                                    DILUTION

         Sales of the shares of common stock by the selling security holders in this offering will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling security holders. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the selling security holders. Prospective investors in the shares held by the selling security holders should be aware, however, that the price of shares being offered by the selling security holders may not bear any rational relationship to our net tangible book value per share.

                             DESCRIPTION OF BUSINESS

         (a)      BUSINESS DEVELOPMENT

         We were incorporated under the laws of the State of California on July 14, 1986. We are headquartered in Sacramento, California and are engaged in the business of designing, developing, manufacturing and marketing digital imaging systems, image enhancement and analysis software and informatics solutions for use by practitioners in the ocular health field. Our products are used for a variety of standard diagnostic test procedures performed in most eye care practices.

         Since our inception, we have developed products that have addressed primarily the needs of the ophthalmic angiography markets, both fluorescein and indocyanine green. The current flagship products in our angiography line are our WinStation digital imaging systems. These WinStation products are targeted primarily at retinal specialists and general ophthalmologists in the diagnosis and treatment of retinal diseases and other ocular pathologies.

         We believe, however, that as the U.S. healthcare system moves toward managed care, the needs of managed care providers are changing the nature of demand for medical imaging equipment and services. New opportunities in telemedicine (the electronic delivery and provision of health care and consultative services to patients through integrated health information systems and telecommunications technologies) combined with lower cost imaging devices and systems, are emerging to allow physicians and managed care organizations to deliver a high quality of patient care while reducing costs. We are applying our technology in the ophthalmic imaging field to the development of new ocular imaging devices and exploring telemedicine/managed care applications targeted at the mass markets of general ophthalmology and optometry.

         Our objective is to become a leading provider of a diverse range of complimentary ophthalmic products and services for the ocular health care industry. We are currently focusing our development efforts on related products for the ocular healthcare market, as well as features and enhancements to our existing products. We have also entered into the EPM (Enterprise Practice Management) and the EMR (Electronic Medical Records) markets. To that end, we signed an agreement on June 30, 2003 with NextGen Healthcare Information Systems, Inc., a subsidiary of Quality Systems Inc. (Nasdaq:QSII), a leading provider of such software platforms to the practitioners market to act as a value added reseller of their products to the market.

         (b)      BUSINESS OF ISSUER

PRODUCTS

         WinStation Systems

         Our WinStation systems and products, delineated by resolution, are primarily used by retina specialists and general ophthalmologists to perform a diagnostic test procedure known as fluorescein angiography. This procedure is used to diagnose and monitor pathology and provide important information in making treatment decisions. Fluorescein angiography is performed by injecting a fluorescent dye into the bloodstream. As the dye circulates through the blood vessels of the eye, the WinStation system connected to a medical image capture device called a fundus camera, takes detailed images of the patient's retina. These digital images can provide a "road map" for laser treatment.

         Over the past 35 years, fluorescein angiography has been performed using photographic film, which requires special processing and printing. Our WinStation systems allow for immediate diagnosis and treatment of the patient. Images are automatically transferred to a database and permanently stored on CD-ROM or DVD-ROM. We offer a variety of networking and printer options.

         Our WinStation systems also are used by ophthalmologists to perform indocyanine green ("ICG") angiography. ICG angiography is a diagnostic test procedure used in the treatment of patients with macular degeneration (a leading cause of blindness afflicting over five million people in the United States). ICG angiography, used for approximately 5% of patient angiography, is a dye procedure that can only be performed using a digital imaging system.

         Ophthamology Office TM

          We have expanded our offerings in ophthalmic informatics to provide comprehensive solutions for the ophthalmic industry. We recently entered the Electronic Medical Records (EMR) and Enterprise Practice Management (EPM) markets through a strategic alliance with NextGen Healthcare Information Systems, Inc., a subsidiary of Quality Systems Inc. (Nasdaq:QSII), a provider of EMR and EPM software platforms therefore expanding our product portfolio with Ophthalmology Office.

         Digital Fundus Imager (DFI)

         The DFI is intended for use by a majority of eye care practitioners, including most ophthalmologists and optometrists. The DFI is a significantly lower cost alternative to currently available fundus cameras for use in color fundus imaging and fluorescein angiography, with the emphasis on imaging the back of the eye. The DFI is also capable of real-time video capture, database management and archiving. These features can benefit practitioners, particularly in the areas of patient screening, tracking and monitoring relative to certain ocular pathologies, primarily retina, as well as patient record retention.

         Digital Slit Lamp Imager (DSLI)

         The DSLI is targeted at a market similar to that of the DFI with an emphasis on imaging the front of the eye. Slit lamps are imaging devices used in virtually all ophthalmic and optometric practices. The DSLI adapts to most slit lamp models and, similar to the DFI, is capable of real-time video capture, database management and archiving. Similar to the DFI, the DSLI is intended for use by a majority of eye care practitioners, including optometrists practicing in retail optometry chain outlets in the United States, teaching institutions and military hospitals.

         Markets

         Having reviewed a broad selection of third party sources, including reports by American Medical Information, we believe there are approximately
16,000 ophthalmologists in the United States and 28,000 ophthalmologists practicing medicine in countries outside the United States. This group has been traditionally divided into two major groups: anterior segment (front of the eye) and posterior segment (back of the eye). Within these groups there are several sub-specialties including medical retina, retina and vitreous, glaucoma, neurology, plastics, pediatric, cataract, cornea and refractive surgery. There are approximately 29,000 practicing optometrists (OD) in the United States, with the preponderance of practicing optometrists worldwide located in the United States.

         The WinStation market consists of current fundus camera owners and anticipated purchasers of fundus cameras suitable for interfacing with our digital imaging system products. We believe there are now over 8,500 fundus cameras in clinical use in the United States with an equal number in the international market. It is estimated that new fundus camera sales fluctuate between 800 and 1,200 units per year at an average per unit selling price of approximately $24,000. Of total cameras worldwide, including new and previously owned, a significant number are suitable to be interfaced with our digital imaging systems.

         Currently we know of five manufacturers of fundus cameras. These manufacturers produce a total of twenty-two models, nine current and thirteen legacy models. We have designed optical and electronic interfaces for each of the twenty-two models.

         The primary target market for digital angiography systems are retinal specialists who number approximately 2,000 in the United States. Our digital imaging system sales have been driven in this segment by both fluorescein and ICG angiography. We expect the demand for digital angiography to continue because we believe it is becoming a standard of care. The primary target markets for the DFI and DSLI products are optometrists, the majority of whom are among the approximately 29,000 practicing in the United States.

         Sales, Marketing and Distribution

         We utilize a direct sales force in marketing our products throughout the United States and Canada. At June 30, 2005, our sales and marketing organization consisted of a national sales manager as well as seven territory sales representatives and nine product specialists located throughout the United States. These regional representatives and product specialists provide marketing, sales, maintenance, installation and training services. We also utilize our own-trained contractors to provide certain installation and training services. Additionally, we subcontract service maintenance in several cities in the United States and Canada for routine component replacement.

         Internationally, we utilize ophthalmic distributors that sell our products in various foreign countries. Each country has trained sales and technical service staff for their respective territories. MediVision Medical Imaging Ltd. ("MediVision"), an Israeli company, and majority shareholder of our company, serves as the principal distributor of our products in Europe and certain other international markets.

         To promote sales, we prepare brochures, data sheets and application notes on our products, participate in industry trade shows and workshops, and advertise in trade journals, marketing press releases, via direct mail solicitations, journal articles, and scientific papers and presentations.

         Manufacturing and Production

         We are primarily a systems integrator with proprietary software, optical interfaces and electronic fundus camera interfaces. We also manufacture our DFI optical head. Certain components are subcontracted to outside vendors and assembled at our facility. We inventory and assemble components in a 10,200 square foot facility located in Sacramento, California. For production of certain components of our products, our manufacturing strategy is to use subcontractors to minimize time and reduce capital requirements.

         We have been audited by the Food and Drug Administration (the "FDA") and were deemed to conform to Good Manufacturing Practices. Our digital angiography products, including our DFI and DSLI are registered with the FDA.

         Components, Raw Materials and Suppliers

         As a systems integrator, a significant number of the major hardware components in our products are procured from sole source vendors. Whenever possible, however, we seek multiple vendor sources from which to procure our components. Moreover, we work closely with our principal component suppliers, such as Dell Computer and Roper Scientific, and the rest of our vendors to maintain dependable working relationships and to continually integrate into the manufacturing of our products, whenever possible, the most current, proven, pertinent technologies. But, as with any manufacturing concern dependent on subcontractors and component suppliers, significant delays in receiving products or unexpected vendor price increases could adversely affect us.

         Warranties

         We generally provide a 12-month limited warranty for parts, labor and shipping charges in connection with the initial sale of our products. Peripheral products such as monitors, printers and computers also carry the original manufacturer's warranty.

         In the North American market, in order to ensure quality control and the proper functioning of our products on-site at a doctor's office, we generally install the system and train the doctor and the doctor's staff. We also offer service plans for sale to our customers as a supplement to the original manufacturer's warranties.

         Competition

         The healthcare industry is characterized by extensive research and development efforts and rapid technological change. Competition for products that can diagnose and evaluate eye disease is intense and is expected to increase. With respect to our WinStation products, we are aware of two primary competitors in the United States, which produce and are delivering digital fundus imaging systems in volume, Topcon and Zeiss. In addition, there are a few other small competitors. Both Topcon and Zeiss, however, manufacture fundus cameras and produce angiography products that interface mostly with their own fundus cameras. In contrast, our products interface with different models of fundus cameras from a wide variety of manufacturers. Three other companies are known to have systems in primarily the international market, and the U.S. market to a limited extent, each with small market penetration.

         The primary competition for the DFI comes from traditional fundus cameras manufactured by Topcon, Kowa, Zeiss, Canon and Nidek. These fundus cameras, when combined with an imaging system comparable to the DFI, are significantly more expensive than the DFI. We are aware of two companies that currently have prototype units that could be similar in function to the DFI. One of these companies (Zeiss) has started to sell such a product.

         We are aware of five primary competitors for the DSLI, namely Veatch, MVC, Kowa, Helioasis and Lombard. Additionally, there are approximately four other companies which manufacture similar systems, but these systems currently have minimal market presence.

         Although we will continue to work to develop new and improved products, many companies are engaged in research and development of new devices and alternative methods to diagnose and evaluate eye disease. Introduction of such devices and alternative methods could hinder our ability to compete effectively and could have a material adverse effect on our business, financial condition and results of operations. Many of our competitors and potential competitors have substantially greater financial, manufacturing, marketing, distribution and technical resources than we have.

         Research and Development

         Our net research and development expenditures in the three and six months ended June 30, 2005 and in the years ended December 31, 2004 and 2003 were approximately $265,000 and $508,000, and $988,000 and $702,000,
respectively. We have focused our recent research and development efforts on new digital image capture products. We expect our research and development expenditures to increase. Research and development is currently conducted for us by MediVision and other outsourced consultants.

         PATENTS, TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

         On June 15, 1993, we were issued United States Letters Patent No. 5,220,360 for "Apparatus and Method for Topographical Analysis of the Retina." This patent relates to the Glaucoma-Scope(R) apparatus, and methods used by the apparatus for topographically mapping the retina and comparing the mapping to previous mappings. Certain of the proprietary software, optical interfaces and synchronization modules of our digital imaging systems are largely proprietary and constitute trade secrets, but the basic computer hardware, software, digital cameras and video components are purchased from third parties. No patent applications have been filed with respect thereto.

         We have been issued a trademark for "Ophthamology Office" which expires in December 2010 and a pending trademark registration for "Automontage". We also have copyright registrations on "WinStation Version 5", "WinStation Version 6" and "WinStation 10 Version XP".

         Although we believe that our products do not and will not infringe on patents or violate proprietary rights of others, it is possible that our existing rights may not be valid or that infringement of existing or future patents, trademarks or proprietary rights may occur or be claimed to occur by third parties.

         In the event that any of our products, infringe patents, trademarks or proprietary rights of others, we may be required to modify the design of such products, change the names under which the products or services are provided or obtain licenses. There can be no assurance that we will be able to do so in a timely manner, upon acceptable terms and conditions, or at all. The failure to do any of the foregoing could have a material adverse effect on our business. There can be no assurance that our patents or trademarks, if granted, would be upheld if challenged or that competitors might not develop similar or superior processes or products outside the protection of any patents issued to us. In addition, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent or trademark infringement or proprietary rights violation action. Moreover, if our products infringe patents, trademarks or proprietary rights of others, we could, under certain circumstances, become liable for damages, which also could have a material adverse effect on our business.

         We also rely on trade secrets, know-how, continuing technological innovation and other unpatented proprietary technology to maintain our competitive position. We anticipate aggressively defending our unpatented proprietary technology, although there is no assurance that others will not independently develop substantially equivalent proprietary information or techniques, or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our rights to our unpatented trade secrets and other proprietary technology.

         We seek to protect our unpatented proprietary technology, in part, through proprietary confidentiality and nondisclosure agreements with employees, consultants and other parties. Our confidentiality agreements with our employees and consultants generally contain industry standard provisions requiring such individuals to assign to us without additional consideration any inventions conceived or reduced to practice by them while employed or retained by us, subject to customary exceptions. There can be no assurance that proprietary information agreements with employees, consultants and others will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known to or independently developed by competitors.

         GOVERNMENT REGULATION

         The marketing and sale of our products are subject to certain domestic and foreign governmental regulations and approvals. Pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act ("FDCA"), we are required to file, and have submitted, a pre-marketing notification with the FDA which provides certain safety and effectiveness information concerning our diagnostic imaging systems, including our DFI and DSLI. The FDA has approved our pre-marketing notification submittals, thereby granting us permission to market our products, subject to the general controls and provisions of the FDCA. The classification of our products require, among other things, annual registration, listing of devices, good manufacturing practices, labeling and prohibition against misbranding and adulteration. Further, because we are engaged in international sales, our products must satisfy certain manufacturing requirements and may subject us to various filing and other regulatory requirements imposed by foreign governments as a condition to the sale of such products.

         We have registered our manufacturing facility with both the FDA and certain California authorities as a medical device manufacturer and operate such facility under FDA and California requirements concerning Quality System Requirements ("QSR"). As a medical device manufacturer, we are required to continuously maintain our QSR compliance status and to demonstrate such compliance during periodic FDA and California inspections. If the facilities do not meet applicable QSR regulatory requirements, we may be required to implement changes necessary to comply with such regulations.

         Although the FDA has made findings which permit us to sell our products in the marketplace, such findings do not constitute FDA approval of these devices and we can not predict the effect that future legislation or regulatory developments may have on our operations. Additional regulations, reconsideration of approvals granted under current regulations, or a change in the manner in which existing statutes and regulations are interpreted or applied may have a material adverse impact on our business, financial condition and results of operations. Moreover, new products and services developed by us, if any, also may be subject to the same or other various federal and state regulations, in addition to those of the FDA.

         INSURANCE

         We maintain general commercial casualty and property insurance coverage for our business operations, as well as product liability insurance. As of June 30, 2005, we have not received any product liability claims and are unaware of any threatened or pending claims. To the extent that product liability claims are made against us in the future, such claims may have a material adverse impact on our business.

         EMPLOYEES

         As of June 30, 2005, we had 44 full-time employees. We also engage the services of consultants from time to time to assist us on specific projects in the areas of research and development, software development, regulatory affairs and product services, as well as general corporate administration. Certain of these consultants periodically engage contract engineers as independent consultants for specific projects.

         We have no collective bargaining agreements covering any of our employees, have never experienced any material labor disruption, and are unaware of any current efforts or plans to organize our employees. We consider our relationship with our employees to be good.

         TRANSACTIONS WITH LAURUS MASTER FUND, LTD.

         On September 25, 2003, we entered into a securities purchase agreement with Laurus. Pursuant to this agreement, we sold to Laurus a secured convertible term note in the principal amount of $1,200,000 bearing interest at the rate of six and one-half percent (6.5%) per annum, due September 25, 2006, convertible into shares of our common stock at a conversion price of $1.07 per share. Interest is payable at our option in cash or shares of common stock. We granted to Laurus a subordinated second priority security interest in our assets to secure the obligations under the note pursuant to a security agreement dated September 25, 2003 between us and Laurus.

         Additionally, we issued a warrant to Laurus to purchase 375,000 shares of our common stock at exercise prices ranging between $1.23 and $1.61 per share. Laurus may exercise the warrant through September 25, 2010.

         On November 26, 2003 we registered for resale the shares of common stock issuable upon conversion of the note and upon exercise of the warrant pursuant to a registration rights agreement dated September 25, 2003 between the registrant and the purchaser.

         As of June 30, 2005 we had approximately $477,562 of principal outstanding and payable to Laurus under this secured convertible term note.

         On April 27, 2004, we entered into a securities purchase agreement with Laurus. Pursuant to this agreement, we sold to Laurus a secured convertible term note in the principal amount of $1,000,000 bearing interest at the rate of six and one-half percent (6.5%) per annum, due April 27, 2007, convertible into shares of our common stock at a conversion price of $1.22 per share. Interest is payable at our option in cash or shares of common stock. We granted to Laurus a subordinated second priority security interest in our assets to secure the obligations under the note pursuant to a security agreement dated April 27, 2004 between us and Laurus.

         Additionally, we issued a warrant to Laurus to purchase 313,000 shares of our common stock at exercise prices ranging between $1.40 and $1.83 per share. Laurus may exercise the warrant through April 27, 2009.

         On June 22, 2004 we registered for resale the shares of common stock issuable upon conversion of the note and upon exercise of the warrant pursuant to a registration rights agreement dated April 27, 2004 between the registrant and the purchaser.

         As of June 30, 2005 we had $878,787 of principal outstanding and payable to Laurus under this secured convertible term note.

                             DESCRIPTION OF PROPERTY

         We lease under a noncancelable triple net lease expiring in June 2007, approximately 10,200 square feet of office, manufacturing and warehouse space in Sacramento, California. We also lease an approximately 200 square foot sales office in Simsbury, Connecticut on a month-to-month basis. We believe that our existing facilities are suitable and adequate to meet our current needs. We pay minimum monthly lease payments, with respect to these properties, in the aggregate of approximately $9,000. We believe our existing leased facilities are adequately covered by insurance. We have no current plans to significantly renovate, improve or develop any of our leased facilities. We do not have, and do not foresee acquiring, any real estate or investments in real estate, and are not engaged in any real estate activities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                 OF FINANCIAL CONDITION AND RESULTS OF OPERATION

         General

         To date, we have designed developed, manufactured and marketed ophthalmic digital imaging systems and informatics solutions and have derived substantially all of our revenues from the sale of such products. The primary target market for our digital angiography systems and related products has traditionally been retinal specialists.

         In October 2001, MediVision, our parent company, signed an agreement for the acquisition of a minority interest in MediVision by Agfa Gevaert N.V. thereby creating an alliance for joint development and marketing of an integrated, digital Ophthalmology PACS solution. The marketing efforts under this agreement are anticipated to be implemented beginning in the US market, and are to include efforts by us. The extent and focus of future research and development efforts will depend, in large measure, on direction from MediVision, including potential collaborative projects between MediVision and us.

         In June 2003, we signed a licensing agreement with NextGen Healthcare Information Systems, Inc., a subsidiary of Quality Systems, Inc. Under the terms of the agreement, we will become a value added reseller of two computer-based practice management and medical records products: NextGen(R) Electronic Medical Records (EMR) and NextGen(R) Enterprise Practice Management (EPM).

         This strategic business alliance diversifies our product portfolio, enabling us to offer a wider variety of products and comprehensive solutions to our customer base of ophthalmology departments and practices. The NextGen(R) EMR system creates and maintains complete medical records with minimal effort while it streamlines workflow, controls utilization, and manages critical data related to patient care outcomes. The NextGen(R) EPM system is a complete physician management system that provides a common registration system, enterprise-wide appointment scheduling, referral tracking, clinical support, a custom report writer, and patient financial management based on a managed care model.

         In September 2003, we entered into a $1,200,000 debt agreement with Laurus in the form of a three-year convertible note with a fixed coupon price of 6.5% per annum. The convertible note may be converted by Laurus into shares of our common stock at a fixed conversion price of $1.07. We also issued seven-year warrants to Laurus to purchase 375,000 shares of our common stock at exercise prices ranging between $1.23 and $1.61 per share.

         In April 2004, we entered into a $1,000,000 debt agreement with Laurus in the form of a three-year convertible note with a fixed coupon price of 6.5% per annum. The convertible note may be converted by Laurus into shares of our common stock at a fixed conversion price of $1.22. We also issued five-year warrants to Laurus to purchase 313,000 shares of our common stock at exercise prices ranging between $1.40 and $1.83 per share.

         As of June 30, 2005, we had a stockholders' equity of approximately $3,230,000 and our current assets exceeded our current liabilities by approximately $3,582,000. The convertible note transactions that we entered into with Laurus during September 2003 and April 2004 have had a favorable impact on our current ratio. There can be no assurance that we will be able to achieve or sustain significant positive cash flows, revenues or profitability in the future.

         MediVision Transactions

         During the period of August 2000 through July 1, 2001, we executed several promissory notes in favor of MediVision Medical Imaging LTD. ("MediVision"), an Israeli corporation and majority shareholder in our company. The Short-Term Note had a maximum principal balance of $260,000 available, while the Working Capital Funding Agreement and Amendment No.1 to this agreement provided an additional funding of $2,500,000. Both Notes and the Amendment bear interest at the rate of 9.3% per annum and are secured by all of our assets. The principal amount outstanding, together with any and all accrued interest on the Working Capital Note and Amendment, was payable by August 31, 2003, except that MediVision may, at its option, at any time convert any amount of principal and interest then outstanding into shares of our common stock at a conversion price of $.80 per share on the Working Capital Note and $0.185 per share on the Amendment No.1 to the Working Capital Note. In May 2003, we entered in Amendment No. 2 to the Working Capital Funding Agreement and the Short Term Note with MediVision whereby the repayment terms on the debt were extended on all principal and interest due until January 1, 2005. As a result of cash payments and product shipments to MediVision discussed below, the principal and interest was paid during the first quarter of 2004. In June 2003, MediVision exercised its option, as stipulated in the Working Capital Funding Agreement, Amendment No. 1, to convert $1,150,000 of principal and interest at a conversion price of $0.185 per share into 6,216,216 shares of common stock.

         On March 2, 2005, we entered into a Loan and Security Agreement and Promissory Note with MediVision (the "Loan Agreement") whereby we agreed to loan MediVision up to $2,000,000. The Loan Agreement incorporated the $1,150,000 previously approved by our Board of Directors. Under the terms of the agreement, interest is 7.25% per annum and is payable on February 28, 2006 along with all outstanding principal due at that date. The note was secured by 2,409,000 of the 11,130,151 shares of our common stock owned by MediVision. The number of shares was based on the average closing price of shares of our stock during the period covering the last ten (10) business days of February, 2005, which average closing price was $1.11, discounted by 25%. In the event that MediVision were to sell any shares of our stock it owns during the period of the agreement, a minimum of 50% of the proceeds from such sales would be required to be paid to us to reduce the outstanding amount owed. On July 28, 2005, we and MediVision entered into an amendment to the Loan Agreement whereby MediVision repaid $1,000,000 to us, decreasing the agreed upon loan of $2,000,000 to $1,000,000 and the amount of shares securing the loan was decreased by 1,204,500 shares. On September 20, 2005, pursuant to a Common Stock Purchase Agreement dated as of September 16, 2005 between MediVision and Meadowbrook Opportunity Fund LLC, MediVision sold 400,000 shares of our common stock to Meadowbrook Opportunity Fund LLC at a price of $1.20 per share. MediVision used $240,000 of the proceeds from this sale to repay part of the aforementioned loan to us. As of October 4, 2005, MediVision owes us $760,000 plus accrued interest under the loan.

         In August 2002, our Board of Directors, at MediVision's request, authorized us to guarantee and/or provide security interests in our assets for certain of MediVision's loans with financial institutions, on the maximum aggregate amount of approximately $1,900,000. In August 2002, MediVision subordinated to the financial institutions its security position in our assets, which had been granted in consideration of loans to us from MediVision. In December 2002, our Board of Directors approved our issuance of two debentures in favor of the banks to act as security for the debt of MediVision, which debentures were secured by a first lien on all of our assets. Such debentures and lien were signed in December 2002. The purpose of both debentures was to guarantee and/or provide a security interest for certain debts and liabilities of MediVision. On July 20, 2005, we replaced the existing debentures and lien in favor of the banks that were issued by us in an aggregate amount of up to $1,900,000, with a new debenture and lien in an aggregate amount of up to $2,000,000. One of the terminated debentures was issued in favor of United Mizrahi Bank Ltd. and the other terminated debenture was issued in favor of Bank Leumi Le-Israel. In lieu of the terminated debentures, we entered into a new Secured Debenture (the "Debenture") in favor of United Mizrahi Bank Ltd., in an amount of up to $2,000,000 (plus interest, commissions and all expenses). Under the terms of the Debenture, we guarantee the payment of all of the debts and liabilities of MediVision to United Mizrahi Bank. The Debenture is secured by a first lien on all of our assets. MediVision pledged 2,345,500 of the 11,130,151 shares of our common stock it owns to us in order to secure the Debenture. The number of shares securing the Debenture is comprised of the 1,204,500 shares previously securing the promissory note under the Loan Agreement to cover $1,000,000 and 1,141,000 shares of our common stock (which number was based upon the average closing price of shares of our stock during the period covering the last ten (10) business days of February, 2005, which was $1.17, discounted by 25%) to cover the second $1,000,000. The amount owed to the financial institutions by MediVision and secured by us as of October 4, 2005 was approximately $2,000,000.

         As a result of the amendments to the Loan Agreement and the Debenture, the total number of shares securing the promissory note under the Loan
Agreement, and the Debenture, is 3,550,000 out of the 11,130,151 shares of our common stock owned by MediVision.

         In March 2004, our Board of Directors approved a line of credit to MediVision of $1,000,000 at 9.3% interest for two years. In January 2005 our Board of Directors approved an additional loan advance of $150,000 for a 30 day term.

         At June 30, 2005 we had recorded a net amount due from MediVision of approximately $1,955,558 on the promissory note and approximately $28,539 net, due for products and services. On July 28, 2005, pursuant to the aforementioned Debenture signed by us, MediVision executed the amended Loan Agreement and paid back $1,000,000 of the loan from us; reducing the amount MediVision owes us on the promissory note to $955,558.

         Pursuant to a Common Stock Purchase Agreement dated as of June 1, 2004 between MediVision and S2 Partners LP, MediVision agreed to sell 550,000 shares of our common stock to S2 Partners LP at a price of $1.35 per share. On June 23, 2004, MediVision, through Nollenberger Capital Partners Inc. acting as its agent, sold an additional 500,000 shares of our common stock at a price of $1.38 per share.

         Pursuant to a Common Stock Purchase Agreement dated as of September 16, 2005 between MediVision and Meadowbrook Opportunity Fund LLC, MediVision sold 400,000 shares of our common stock to Meadowbrook Opportunity Fund LLC at a price of $1.20 per share. As a result of the foregoing transactions, as of October 4, 2005, MediVision owned approximately 70% of our outstanding common stock.

         New Financial Accounting Pronouncements

         Financial Accounting Pronouncement FAS 123(R)

         In December 2004 the FASB issued Statement Number 123 (revised 2004) (FAS 23 (R)), Share-Based Payments. FAS 123 (R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. We are required to apply FAS 23 (R) on a modified prospective method. Under this method, we are required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, we may elect to adopt FAS 123 (R) by restating previously issued financial statements, basing the expense on that previously reported in their pro forma disclosures required by FAS 123. FAS 123 (R) is effective for the first reporting period beginning after December 15, 2005. We anticipate adopting SFAS No. 123 (R) beginning in the quarter ending March 31, 2006. Management has not completed its evaluation of the effect that FAS 123 (R) will have, but believes that the effect will be consistent with our previous pro forma disclosures.

         Financial Accounting Pronouncement FAS 151

         In November 2004, the FASB issued SFAS No. 151,  Inventory  Costs (SFAS
151). SFAS 151 requires that abnormal amounts of idle facility expense, freight, handling costs and spoilage be recognized as current period charges. Further, SFAS 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period in which they are incurred. SFAS 151 is effective for inventory costs incurred beginning in the first quarter of 2006. We are currently evaluating the effect of SFAS 151 on our financial statements and related disclosures.

         Selected Financial Data

         The following selected financial data of the Company as of and for the years ended December 31, 2004 and 2003 is derived from the consolidated financial statements that have been audited by Perry-Smith LLP, Independent auditors. The Company's financial statements for the six-month periods ended June 30, 2005 and June 30, 2004 are unaudited. However, in the opinion of the Company, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation have been made. Interim results are not necessarily indicative of the results of operations to be expected for a full fiscal year. This financial data should be read in conjunction with the Company's financial statements and the notes thereto included elsewhere in this Prospectus and with Management's Discussion and Analysis of Results of Operations and Financial Condition which follows.

                                                   SIX MONTHS ENDED JUNE 30,
                                                          UNAUDITED                           YEARS ENDED DECEMBER 31,
                                                   -------------------------                  ------------------------
                                                   2005                 2004                 2004                  2003
                                                   ----                 ----                 ----                  ----
STATEMENT OF OPERATIONS DATA:

Net revenues                                   $  5,789,604         $  4,800,109         $ 10,818,379         $  9,944,827
Cost of sales                                     2,376,013            1,871,945            4,290,049            3,955,680
                                               ------------         ------------         ------------         ------------
Gross profit                                      3,413,591            2,928,164            6,528,330            5,989,147
Operating expenses:
  Sales and marketing                             1,414,395            1,356,007            2,936,100            2,915,848
  General and administrative                        638,632              505,805            1,205,765            1,086,634
  Research and development                          507,811              477,186              987,769              702,020
                                               ------------         ------------         ------------         ------------
Total operating expenses                          2,560,838            2,338,998            5,129,634            4,686,502
                                               ------------         ------------         ------------         ------------

Income from operations                              852,753              589,166            1,398,696            1,302,645
Interest and other expense, net                    (103,618)            (104,667)            (252,100)            (269,451)
Net income before taxes                             749,135              484,499            1,146,596            1,033,194
Income tax benefit (expense)                         (9,024)                   -              558,000              405,000
                                               ------------         ------------         ------------         ------------
Net income                                     $    740,111         $    484,499         $  1,704,596         $  1,438,194
                                               ============         ============         ============         ============
Basic net income per share                     $       0.05         $       0.03         $       0.12         $       0.13
Shares used in the calculation of basic
   net income per share                          15,056,374           14,537,924           14,771,112           11,267,493

Diluted net income per share                   $       0.05         $       0.03         $       0.11         $       0.12
                                               ============         ============         ============         ============
Shares used in the calculation of
   diluted net income per share                  16,229,367           15,583,163           15,772,214           11,877,205
                                               ============         ============         ============         ============

                                               ---------------------------------------------------------------------------
STATEMENT OF CASH FLOWS DATA:

Net cash provided by operating
   activities                                  $  1,009,309         $   (135,396)        $  1,116,940         $    258,304

Net cash used in investing activities                (8,750)              (7,675)             (22,625)            (175,360)
Net cash (used in) provided by
   financing activities                            (884,785)             719,317             (376,039)             805,856
Net  increase (decrease) in cash and
   cash equivalents                            $    115,774         $    576,246         $    718,276         $    888,800
                                               ============         ============         ============         ============

         COMPARISON OF THREE MONTHS ENDED JUNE 30, 2005 TO THREE MONTHS ENDED JUNE 30, 2004 AND COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 2005 TO SIX MONTHS ENDED JUNE 30, 2004

Revenues

         Our revenues for the second quarter ended June 30, 2005 were $2,949,579, representing a 23% increase from revenues of $2,403,039 for the second quarter ended June 30, 2004. Revenues for the first six months of fiscal 2005 were $5,789,604, representing a 21% increase from revenues of $4,800,109 for the comparable six months of fiscal 2004. The increase in revenues is due primarily to higher revenues generated from the Ophthalmology Office products, and increased service revenues. Digital angiography systems and Informatics accounted for approximately 85% and 89% of our revenue for the second quarters and six month periods of 2005 and 2004, respectively. Service revenues accounted for approximately 15% and 11% of our revenue for the second quarter and six-month periods of 2005 and 2004, respectively. Revenues from sales of our products to MediVision were approximately $137,900 and $405,565 during the three and six-month periods ended June 30, 2005 and $96,839 and $279,914 for the comparable three and six-month period ending June 30, 2004, respectively.

Gross Margins

         Gross margins were approximately 59% during the second quarter ended June 30, 2005 as compared to 62% for the second quarter ended June 30, 2004. For the six-month period ended June 30, 2005, gross margins were approximately 59% as compared to 61% for the comparable six-month period of 2004. The decrease in margins is a result of an increase in sales of the NextGen Healthcare Information Systems, Inc. software products, which have lower gross margins than the majority of our other products. It is anticipated that our gross margins will decrease as our sales of the NextGen software products become more significant.

Sales and Marketing Expenses

         Sales and marketing expenses accounted for approximately 23% of total revenues during the second quarter of fiscal 2005 as compared to approximately 29% during the second quarter of fiscal 2004. Actual expense levels decreased to $686,390 during the second quarter of 2005 versus $696,325 during the second quarter of 2004. For the first six months of fiscal 2005 and fiscal 2004 such expenses accounted for approximately 24% and 28% of total revenues for the respective six-month periods. These decreases are primarily attributable to an increase in revenues, a static number of sales representatives and lower marketing expenses mainly due to postponement of certain marketing projects.

General and Administrative Expenses

         General and administrative expenses were $325,636 in the second quarter of fiscal 2005 and $258,340 in the second quarter of fiscal 2004. Such expenses accounted for approximately 11% of revenues during the second quarter of 2005 and 2004. For the first six months of fiscal 2005 and 2004 such expenses accounted for approximately 11% of total revenues for the respective six-month periods. Expenses increased to $638,632 from $505,805 during the six-month periods of fiscal 2005 and 2004 respectively. The 2005 expense increase resulted from increased legal expenses and reserves versus a write-down in reserves in 2004.

Research and Development Expenses

         Research and development expenses were $265,404 in the second quarter of fiscal 2005 and $229,950 in the second quarter of fiscal 2004. Such expenses accounted for approximately 9% and 10% of revenues during the second quarter of 2005 and 2004, respectively. For the first six months of fiscal 2005, such expenses accounted for approximately 9% of total revenues as compared to approximately 10% during the comparable six-month period of 2004. We focused our recent research and development efforts on new digital image capture products and expect such research and development expenditures to grow as a result of outsourcing our research and development activities to MediVision and other consultants.

Interest and Other Expense, net

         Interest and other expense was $51,029 during the second quarter of fiscal 2005 versus $59,342 during the second quarter of fiscal 2004. For the six-month periods, interest and other expense was $103,618 and $104,667 in fiscal 2005 and fiscal 2004, respectively. These amounts were comprised principally of interest expense, mainly associated with the convertible loans from Laurus and with financing arrangements provided to certain of our customers in connection with sales of our products.

Net Income

         We recorded net income of $405,951, or $0.03 per share basic and diluted earnings, for the second quarter ended June 30, 2005 as compared to net income of $244,684 or $0.02 per share basic and diluted earnings for the second quarter ended June 30, 2004. For the six-month periods, we recorded net income of $740,111 or $0.05 per share basic earnings and diluted earnings, as compared to $484,499, or $0.03 per share basic and diluted earnings during fiscal 2005 and fiscal 2004, respectively. The increase in earnings per share is mainly attributable to an increase in income between the comparable quarters and six-month periods.

Liquidity and Capital Resources

         Our operating activities generated cash of $1,009,309 during the six months ended June 30, 2005 as compared to cash used of $135,396 in the six months ended June 30, 2004. The cash generated from operations during the first six months of 2005 was principally from net income for the period, a decrease in inventory, and an increase of current liabilities. The cash used from operations during the first six months of 2004 was principally from increased inventory and a reduction of current liabilities offset partially by net income for the period.

         Cash used in investing activities was $8,750 during the first six months of 2005 as compared to $7,675 during the first six months of 2004. Our investing activities consisted of minor purchases of equipment. We anticipate continued near-term capital expenditures in connection with increasing our pool of demonstration equipment, and ongoing efforts to upgrade our existing management information and communication systems. We anticipate that related expenditures, if any, will be financed from cash flows from operations or other financing arrangements available to us.

         We used cash in financing activities of $884,785 during the first six months of fiscal 2005 as compared to generating cash of $719,317 during the first six months of fiscal 2004. The cash used in financing activities during the first six months of 2005 was principally from advances on the note receivable from MediVision and repayments of the debt to Laurus. Cash generated in financing activities during the first six months of 2004 was principally from proceeds received from signing the $1,000,000 convertible debt instrument with Laurus and the addition of a capital lease offset by repayments of borrowings and advances under existing arrangements with MediVision.

         As of June 30, 2005 we had recorded a net amount due from MediVision of approximately $1,955,558 on the promissory note and approximately $28,558 net amount due for products and services.

         On July 28, 2005, MediVision paid back $1,000,000 of the loan; reducing the amount MediVision owes us on the promissory note to $955,558.

         On June 30, 2005 our cash and cash equivalents were $2,106,084. In the foreseeable future, management anticipates having adequate cash flow to fund our daily needs.

         There can be no assurances that we will be able to achieve or sustain significant positive cash flows, revenues or profitability in the future.

         We will continue to evaluate alternative sources of capital to meet our growth requirements, including other asset or debt financing, issuing equity securities and entering into other financing arrangements. There are no assurances, however, that any of the contemplated financing arrangements described herein will be available and, even if available, can be obtained on terms favorable to us.

   COMPARISON OF YEAR ENDED DECEMBER 31, 2004 TO YEAR ENDED DECEMBER 31, 2003

Revenues

         Our revenues for the year ended December 31, 2004 were $10,818,379 representing an increase of approximately 9% from revenues of $9,944,827 for the year ended December 31, 2003. The increased revenue levels for 2004 include revenues from initial deliveries of our newest digital angiography system, the WinStation 3200 TM and the OIS WebStationTM common software platform released in October of 2004. Digital angiography systems and peripherals, including upgrades, accounted for approximately 89% and 92% of our total revenues during 2004 and 2003, respectively. Service revenue for the years ended 2004 and 2003 accounted for approximately 11% and 8% of our total revenue, respectively. The increased revenue levels during the 2004 period reflect the impact of a number of factors discussed in further detail below.

Gross Margins

         Gross margins were approximately 60% during fiscal 2004 and 2003. The fiscal 2004 and 2003 gross margin percentage reflects the continued impact of sales of higher margin products as well as economies of scale associated with the fixed and semi-variable overhead cost absorption over increased revenue levels. It is anticipated that our gross margins will decrease as our sales of the Ophthamology Office software products become more significant, since the gross margins associated with such sales are below the majority of the products that we currently market.

Sales and Marketing Expenses

         Sales and marketing expenses accounted for approximately 27% of total revenues during fiscal 2004 and 29% during fiscal 2003. Expense levels were $2,936,100 during fiscal 2004, representing no significant change compared to expenses of $2,915,848 in fiscal 2003.

General and Administrative Expenses

         General and administrative expenses accounted for approximately 11% of total revenues during both fiscal 2004 and 2003, respectively. Expense levels increased to $1,205,765 during fiscal 2004, representing an increase of approximately 13% compared to expenses of $1,068,634. Increased expenses were primarily the result of increased investor relations expenses and legal expenses.

Research and Development Expenses

         Research and development expenses increased by approximately 41% to $987,769 during 2004 from $702,020 during 2003. Such expenses accounted for approximately 9% and 7% of total revenues during fiscal 2004 and fiscal 2003, respectively. We have focused our recent research and development efforts on new digital image capture products. We expect our research and development expenditures to increase. Research and development is currently conducted for us by MediVision and other outsourced consultants.

Interest and Other Expense, net

         Interest and other expense were $252,100 during 2004 compared to $269,451 during 2003. These amounts were comprised principally of interest expense associated with the convertible notes to Laurus during fiscal 2004 and 2003, respectively and interest expense associated with financing arrangements provided to certain of our customers in connection with sales of our products. Interest income in both periods was insignificant.

Income Taxes

         At December 31, 2004 and 2003, management reviewed recent operating results and projected future operating results. At the end of each of these years, management determined that it was more likely than not that a portion of the deferred tax assets attributable to net operating losses would likely be realized. Due to our limited history of profitable operations, management has recorded a valuation allowance of $2,504,000 and $3,497,000 at December 31, 2004 and 2003, respectively. The amount of the valuation allowance will be adjusted in the future when management determines that it is more likely than not the deferred assets will be realized.

         At December 31, 2004, we had a net operating loss carryover of approximately $4,531,200 for federal income tax purposes which expires between 2007 and 2020, and a net operating loss carryforward of approximately $1,305,700 for California state income tax purposes which expires through 2010. The State of California suspended the application of net operating losses for the 2002 and 2003 fiscal years and extended the carry forward period two years. Federal tax credit carryforwards of approximately $174,900 will begin to expire in 2007. Due to changes in ownership which occurred in prior years, Section 382 of the Internal Revenue Code provides for significant limitations on the utilization of net operating loss carryforwards and tax credits. As a result of these limitations, a portion of these loss and credit carryovers may expire without being utilized.

Net Income

         We reported net income of $1,704,596, or $0.12 per share basic and $0.11 per share diluted, during 2004, compared to a net income of $1,438,194, or $0.13 per share basic and $0.12 per share diluted, during 2003. The per share figures are basic amounts in accordance with Financial Accounting Standards No. 128 (see Note 1 of Notes to Financial Statements included in this prospectus).

         The results of operations for 2004 reflect the positive impact of our ongoing attention and resources to core marketing, selling and corporate operations issues. Growing sales of our digital angiography products reflect the market acceptance of these products and the ongoing product quality improvements made to meet customers' requirements. There can be no assurance, however, that there will be continued market acceptance of our products or that any continued market acceptance will result in significant future unit sales or revenue contribution.

Export Sales

         Revenues from sales to customers located outside of the United States accounted for approximately 12% and 9% of our net sales for 2004 and 2003, respectively. Sales to MediVision, included in these totals, accounted for approximately 57% or $744,000 and 56% or $482,000 for 2004 and 2003,
respectively.

Seasonality

         Our most effective marketing tool is the demonstration and display of our products at the annual meeting of the American Academy of Ophthalmology held during the fall of each year, with a significant amount of our sales orders generated during or shortly after this meeting. Accordingly, we expend a considerable amount of time and resources during the fourth quarter of our fiscal year preparing for this event.

                            SELLING SECURITY HOLDERS

         Laurus Master Fund, Ltd. ("Laurus") may sell, from time to time under this prospectus, up to an aggregate of 2,473,201 shares of our common stock, including, (1) in connection with a private placement transaction on April 27, 2004 with Laurus, 979,673 shares issuable upon conversion of the principal and interest on the 2004 Laurus Note, and up to 313,000 shares issuable to Laurus under the exercise of the 2004 Laurus Warrant and (2) in connection with a private placement transaction on September 25, 2003 with Laurus, 805,528 shares issuable upon conversion of the principal of and interest on the 2003 Laurus Note and up to 375,000 shares of our common stock issuable upon the exercise of the 2003 Laurus Warrant. The 2004 Laurus Note is convertible into shares of our common stock at a fixed conversion price of $1.22 per share. The 2003 Laurus
Note is convertible into shares of our common stock at a fixed conversion price of $1.07 per share. The exercise prices of the 2004 Laurus Warrant range between $1.40 and $1.83 per share and the exercise prices of the 2003 Laurus Warrant range between $1.24 and $1.61.

         MediVision Medical Imaging Ltd. may sell, from time to time under this prospectus, pursuant to Amendment No. 1 to the Working Capital Funding Agreement, up to 4,050,000 shares of our common stock acquired by MediVision in June 2003 pursuant to the conversion of $1,150,000 of outstanding principal and accrued interest under a promissory note held by MediVision into 6,216,216 shares of our common stock at a conversion price of $0.185 per share. This prospectus covers the resale of 4,050,000 of such shares of common stock held by MediVision.

         Pursuant to the Common Stock Purchase Agreement, dated as of June 1, 2004 between S2 Partners, LP and MediVision, S2 Partners, LP purchased 550,000 shares of our common stock from MediVision at a price per share of $1.35. S2 Partners, LP may sell, from time to time under this prospectus up to 550,000 shares of our common stock.

         Meadowbrook Opportunity Fund LLC purchased from MediVision 400,000 shares of our common stock at a price per share of $1.20 pursuant to a Common Stock Purchase Agreement dated as of September 16, 2005 between Meadowbrook Opportunity Fund LLC and MediVision. Meadowbrook Opportunity Fund LLC may sell, from time to time under this prospectus, up to 400,000 shares of our common stock.

         The following table sets forth, to our knowledge, certain information about the selling security holders as of September 30, 2005. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holder and the percentage ownership of the holder, shares of common stock issuable upon conversion of the note and upon exercise of the warrant held by the holder that are currently convertible or are exercisable or convertible or exercisable within 60 days after the date of the table are deemed outstanding.

         To our knowledge, Laurus has sole voting and investment power with respect to all of the shares of common stock beneficially owned by it, except that Laurus Capital Management, LLC, a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus. David Grin and Eugene Grin are the principals of Laurus Capital Management, LLC. The address for Messrs. David Grin and Eugene Grin is 825 Third Avenue, 14th Floor, New York, New York 10022. Laurus has not held nor had any material relationship with us within the past three years.

         To our knowledge, the members of the Board of Directors of MediVision hold the voting and investment power with respect to our shares of common stock beneficially owned by MediVision. The members of MediVision's Board of Directors are Jonathan Adereth, Noam Allon, Doron Maor, Marc De Clerck, Professor Michael Belkin and Orna Bar-David. MediVision, our majority shareholder, beneficially owns 10,730,851 shares of our common stock, which comprises approximately 70% of our total issued and outstanding shares of common stock. Gil Allon, a member of our Board of Directors since August 2000 and our Chief Executive Officer since January 2002, has served as the Vice President and Chief Operating Officer of MediVision since MediVision's inception in June 1993 and was a member of the Board of Directors of MediVision from June 1993 through December 31, 2004. Gil Allon also owns 542,256 shares of common stock of MediVision, which is equal to approximately 8% of MediVision's issued and outstanding shares. Ariel Shenhar, a member of our Board of Directors since August 2000 and our Chief Financial Officer since July 2002, served as a member of the Board of Directors of MediVision from August 1994 through December 31, 2004 and the Vice President and Chief Financial Officer of MediVision from January 1997 through May 2005. Ariel Shenhar also owns 49,568 shares of common stock of MediVision, which is equal to approximately 1% of MediVision's issued and outstanding shares. Jonathan Adereth, our Chairman of the Board of Directors from August 2000 through December 31, 2004, has served as a member of the Board of Directors of MediVision since July 1999. Noam Allon, a member of our Board of Directors from August 2000 through December 31, 2004, has served as the President, Chief Executive Officer and a member of the Board of Directors of MediVision from MediVision's inception in June 1993. Noam Allon also owns 542,256 shares of common stock of MediVision, which is equal to approximately 8% of MediVision's issued and outstanding shares. MediVision serves as the principal distributor of our products in Europe and certain other international markets and we also outsource our research and development activities to MediVision. See Note 6 to the Notes to our financial statements for the six months ended June 30, 2005 for more information with respect to our relationship with MediVision.

         To our knowledge, Walrus Partners, LLC, the general partner of S2 Partners, LP, has sole voting and investment power with respect to all of the shares of common stock beneficially owned by it. R. Russell Last and Walter C. Ramsley are the principals of Walrus Partners, LLC. The address for Messrs. R. Russell Last and Walter C. Ramsley is c/o Walrus Partners, LLC, 8014 Olson Memorial Highway, #232, Golden Valley, Minnesota 55427. S2 Partners, LP has not held nor had any material relationship with us within the past three years.

         To our knowledge, Meadowbrook Capital Opportunity Fund LLC has sole voting and investment power with respect to all of the shares of common stock beneficially owned by it except that Meadowbrook Capital Management LLC may be deemed a control person of the shares owned by

Meadowbrook Capital Opportunity Fund LLC. Michael Ragins and Evan Greenberg are the principals of Meadowbrook Capital Management LLC. The address for Messrs. Michael Ragins and Evan Greenberg is c/o Meadowbrook Capital Management LLC, 520 Lake Cook Road, Suite 690, Deerfield, Illinois 60015. Meadowbrook Capital Opportunity Fund LLC has not held nor had any material relationship with us within the past three years.

         As of October 4, 2005, a total of 15,337,570 shares of our common stock were outstanding. The following table sets forth information as of that date regarding the beneficial ownership of our common stock both before and immediately after the offering. Actual ownership of the shares is subject to conversion of the convertible notes and exercise of the warrants.

         The terms of the convertible notes and warrants issued to Laurus whose underlying shares of common stock are included for resale under this prospectus prohibit conversion of the notes or exercise of the warrants to the extent that conversion of either or both of the notes and exercise of either or both of the warrants would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the notes or warrants and selling shares underlying the notes or warrants in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling security holders described below.

                                            SHARES BENEFICIALLY OWNED                              SHARES BENEFICIALLY OWNED
                                                PRIOR TO OFFERING              SHARES BEING          AFTER THE OFFERING (1)
     NAME OF BENEFICIAL OWNER               NUMBER           % OF CLASS          OFFERED           NUMBER       % OF CLASS
     ------------------------               ------           ----------          -------           ------       ----------
Laurus Master Fund, Ltd.                   2,473,201(2)(3)     13.9%(3)        2,473,201(2)              0              0

MediVision Medical Imaging Ltd.           10,730,851           70.0%           4,050,000         6,680,851           37.5%

S2 Partners, LP                              550,000            3.6%             550,000                 0              0

Meadowbrook Opportunity Fund LLP             400,000            2.6%             400,000                 0              0

----------
* Less than one percent.

(1) Assumes all shares being offered by the selling security holders are sold.

(2) Includes 979,673 shares issuable upon conversion of the principal of and interest on the 2004 Laurus Note, 805,528 shares issuable upon conversion of the principal of and interest on the 2003 Laurus Note, up to 313,000 shares of our common stock issuable upon the exercise of the 2004 Laurus Warrant and up to 375,000 shares of our common stock issuable upon the exercise of the 2003 Laurus Warrant.

(3) Assumes conversion of all of the outstanding principal and interest of the note and exercise of all of the warrants. As further discussed above, the notes and warrants each contain 4.99% provisions which restrict Laurus from beneficially owning in excess of 4.99% of our outstanding shares of common stock.


                              PLAN OF DISTRIBUTION

         The selling security holders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares: ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resales by the broker-dealer for its own account; an exchange distribution in accordance with the rules of the applicable exchange; privately negotiated transactions;
broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share; a combination of any of these methods of sale; or any other method permitted by applicable law.

         The sale price to the public may be: the market price prevailing at the time of sale; a price related to the prevailing market price; at negotiated prices; or a price the selling security holders determines from time to time.

         Laurus has agreed, pursuant to securities purchase agreements between us and Laurus, that Laurus or any of its affiliates and investment partners will not and will not cause any person or entity, directly or indirectly, to engage in "short sales" of our common stock for as long as the convertible note is outstanding. "Short sales" are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller's control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

         The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If the selling security holders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The selling security holders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If the selling security holders inform us that that they entered into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         Ophthalmic Imaging Systems is required to pay all fees and expenses incident to the registration of the shares and has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

         Darma Plus, Inc. d/b/a Draper & Associates acted as placement agent in connection with the transactions with Laurus and received cash fees totaling $34,000.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 35,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share. As of October 4, 2005, we had 15,337,570 shares of common stock outstanding and no shares of preferred stock outstanding. The following is a summary description of our capital stock.

         COMMON STOCK

         The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board of directors may from time to time determine, subordinate to any preferences that may be granted to the holders of preferred stock. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote.

         The common stock is not entitled to preemptive rights and may not be redeemed or converted. Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders are divided among the holders of the common stock in proportion to the number of shares of common stock held by each of them, after payment of all of our debts and liabilities and fulfillment of the rights of any outstanding class or series of preferred stock that has priority to distributed assets. The rights of holders of common stock are subordinate to those of holders of any series of preferred stock.

         All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders may be diluted.

         PREFERRED STOCK

         Preferred stock may be issued from time to time in one or more series, and our board of directors, without action by the holders of common stock, may fix or alter the voting rights, redemption provisions, dividend rights, dividend rates, claims to our assets superior to those of holders of our common stock, conversion rights and any other rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock. The board of directors, without shareholder approval, can issue shares of preferred stock with rights that could adversely affect the rights of the holders of common stock. The issuance of shares of preferred stock could adversely affect the voting power of the holders of common stock and could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding common stock.

         Preferred stock can be used as an anti-takeover measure. The board of directors has exclusive discretion to issue preferred shares with rights that may trump those of its common stock. The board of directors could use an issuance of preferred stock with dilutive or voting preferences to delay, defer or prevent common stock shareholders from initiating a change in control of our company or reduce the rights of common shareholders to the net assets upon dissolution. Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of our common stock.

         SECURED CONVERTIBLE TERM NOTE ISSUED ON SEPTEMBER 25, 2003

         On September 25, 2003, we issued to Laurus the 2003 Laurus Note. The secured convertible term note in the principal amount of $1,000,000 matures on September 25, 2006 and bears interest at the rate of six and one-half percent (6.5%) per annum. Interest is payable monthly at our option in cash or shares of our common stock. If a registration statement covering the shares of common stock issuable upon conversion of the note is effective and the volume weighted average of the closing price of our common stock for the five trading days immediately preceding the end of the calendar month is at least $1.34, the interest rate shall be reduced by 25 basis points for each incremental increase.

         The 2003 Laurus Note is convertible into shares of our common stock at a fixed conversion price of $1.07 per share. We granted to Laurus a subordinated second priority security interest in our assets to secure the obligations under the note pursuant to a security agreement dated September 25, 2003 between us and Laurus. We are required to make monthly amortization payments to Laurus commencing on December 25, 2003 in the amount of $36,363.64 plus any accrued but unpaid interest. Such amortization payments shall be payable monthly at our option in cash or shares of common stock.

         In the event that the closing price of our common stock is greater then 115% of the conversion price for a period of at least five consecutive trading days, we may, at our sole option, require the conversion at the fixed conversion price of all or a portion of the outstanding principal amount of the note, together with accrued interest on the amount being prepaid, as of the date we provide written notice of the call. The call date shall be at least 11 trading days following the date of the call notice provided that a registration statement covering the shares of common stock issuable upon conversion of the note is effective. Our right to issue a call notice is subject to the limitation that the number of shares of common stock issued in connection with any call notice shall not exceed 25% of the aggregate dollar trading volume of our common stock for the eleven trading days immediately preceding the call date. If the price of our common stock falls below 115% of the fixed conversion price during the 11 trading day period immediately preceding the call date, then Laurus will then be required to convert only such amount of the note as shall equal 25% of the aggregate dollar trading volume for each day that our common stock has exceeded 115% of the fixed conversion price.

         If such prepayment was made on or before September 25, 2004, we would have had the option of prepaying the note in full by paying to Laurus a sum of money equal to 112% of the principal amount of the note plus all accrued and unpaid interest thereon. If such prepayment had been made after September

25, 2004 and on or before September 25, 2005, we would have had the option of prepaying the note in full by paying to Laurus a sum of money equal to 107% of the principal amount of the note plus all accrued and unpaid interest thereon. If such prepayment is made after September 25, 2005 and on or before September 25, 2006, we will have the option of prepaying the note in full by paying to Laurus a sum of money equal to 103% of the principal amount of the note plus all accrued and unpaid interest thereon.

         The terms of the convertible note prohibit conversion of the note to the extent that conversion of the note would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us.

         As of June 30, 2005 we had approximately $477,563 of principal outstanding and payable to Laurus under this secured convertible term note.

         SECURED CONVERTIBLE TERM NOTE ISSUED ON APRIL 27, 2004

         On April 27, 2004, we issued to Laurus the 2004 Laurus Note. The secured convertible term note in the principal amount of $1,200,000 matures on April 27, 2007 and bears interest at the rate of six and one-half percent (6.5%) per annum. Interest is payable monthly at our option in cash or shares of our common stock. If a registration statement covering the shares of common stock issuable upon conversion of the note is effective and the volume weighted average of the closing price of our common stock for the five trading days immediately preceding the end of the calendar month is at least $1.53, the interest rate shall be reduced by 25 basis points for each incremental increase.

         The 2004 Laurus Note is convertible into shares of our common stock at a fixed conversion price of $1.22 per share. We granted to Laurus a subordinated second priority security interest in our assets to secure the obligations under the note pursuant to a security agreement dated April 27, 2004 between us and Laurus. We are required to make monthly amortization payments to Laurus commencing on August 1, 2004 in the amount of $30,303.03 plus any accrued but unpaid interest. Such amortization payments shall be payable monthly at our option in cash or shares of common stock.

         In the event that the closing price of our common stock is greater then 115% of the conversion price for a period of at least five consecutive trading days, we may, at our sole option, require the conversion at the fixed conversion price of all or a portion of the outstanding principal amount of the note, together with accrued interest on the amount being prepaid, as of the date we provide written notice of the call. The call date shall be at least 11 trading days following the date of the call notice provided that a registration statement covering the shares of common stock issuable upon conversion of the note is effective. Our right to issue a call notice is subject to the limitation that the number of shares of common stock issued in connection with any call notice shall not exceed 25% of the aggregate dollar trading volume of our common stock for the 11 trading days immediately preceding the call date. If the price of our common stock falls below 115% of the fixed conversion price during the eleven trading day period immediately preceding the call date, then Laurus will then be required to convert only such amount of the note as shall equal 25% of the aggregate dollar trading volume for each day that our common stock has exceeded 115% of the fixed conversion price.

         If such prepayment had been made on or before April 27, 2005, we would have had the option of prepaying the note in full by paying to Laurus a sum of money equal to 112% of the principal amount of the note plus all accrued and unpaid interest thereon. If such prepayment is made after April 27, 2005 and on or before April 27, 2006, we would have had the option of prepaying the note in full by paying to Laurus a sum of money equal to 107% of the principal amount of the note plus all accrued and unpaid interest thereon. If such prepayment is made after April 27, 2006 and on or before April 27, 2007, we will have the option of prepaying the note in full by paying to Laurus a sum of money equal to 103% of the principal amount of the note plus all accrued and unpaid interest thereon.

         The terms of the convertible note prohibit conversion of the note to the extent that conversion of the note would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us.

         As of June 30, 2005 we had $878,789 of principal outstanding and payable to Laurus under this secured convertible term note.

         WARRANT ISSUED ON SEPTEMBER 25, 2003

         On September 25, 2003, we issued to Laurus the 2003 Laurus Warrant. Laurus may exercise the 2003 Laurus Warrant through September 25, 2010. The exercise price under the 2003 Laurus Warrant is as follows: a price of $1.23 per share for the first 100,000 shares acquired upon exercise of the warrant; a price of $1.39 per share for the next 125,000 shares acquired upon exercise of the warrant; and a price of $1.61 per share for any additional shares acquired upon exercise of the warrant. The terms of the 2003 Laurus Warrant prohibit exercise of the warrant to the extent that exercise of the warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us.

         WARRANT ISSUED ON APRIL 27, 2004

         On April 27, 2004, we issued to Laurus the 2004 Laurus Warrant. Laurus may exercise the 2004 Laurus Warrant through April 27, 2009. The exercise price under the 2004 Laurus Warrant is as follows: a price of $1.40 per share for the first 83,000 shares acquired upon exercise of the warrant; a price of $1.59 per share for the next 105,000 shares acquired upon exercise of the warrant; and a price of $1.83 per share for any additional shares acquired upon exercise of the warrant. The terms of the 2004 Laurus Warrant prohibit exercise of the warrant to the extent that exercise of the warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

 (A)     DIRECTORS AND EXECUTIVE OFFICERS.

         The following is a list of the names and ages of our directors and executive officers:

Name                   Age          Position
----                   ---          --------

Gil Allon              43           Chief Executive Officer and Director
Ariel Shenhar          39           Chief Financial Officer, Vice President,
                                    Secretary, and Director
Yigal Berman           56           Director, Chairman of the Board
Michael Benoff         51           Director
Merle Symes            54           Director

         Gil Allon has served as a member of our Board of Directors since August 2000 and has served as our Chief Executive Officer since January 2002. Mr. Allon has acted in the capacity of our Chief

Executive Officer since August 2000. Mr. Allon is also a member of the Compensation, Option and Nomination Committees of our Board of Directors. Mr. Allon has also served as the Vice President, Chief Operating Officer and a member of the Board of Directors of MediVision since MediVision's inception in June 1993 through December 2004. Mr. Allon received his B.A. and M.Sc. in Computer Science, both with distinction, from the Technion Israel Institute of Technology in Haifa, Israel in May 1987 and December 1989, respectively, and his M.B.A. with distinction in Business Management from the University of Haifa in September 1999.

         Ariel Shenhar has served as a member of our Board of Directors since August 2000, has served as our Vice President and Chief Financial Officer since July 2002 and has served as our Secretary since August 2002. Mr. Shenhar has also served as a member of the Board of Directors of MediVision from August 1994 through December 31, 2004 and as its Vice President and Chief Financial Officer since January 1997. Mr. Shenhar served as a member of the Board of Directors of Fidelity Gold Real Estate Markets Ltd., an Israeli public company engaged in real estate, from 1994 to 1998, as an accountant at Nissan Caspi & Co. Certified Public Accountants in Jerusalem, Israel in 1996, and at Witkowski &Co. Certified Public Accountants in Tel Aviv, Israel from 1994 to 1995. Mr. Shenhar received his B.A. in Economics and Accounting in June 1992 and his M.B.A. in Finance, with distinction, in June 1999 both from the Hebrew University in Jerusalem, Israel, and has been a Certified Public Accountant since January 1997.

         Yigal Berman has served as a member of our Board of Directors since January 2005. Mr. Berman was appointed as Chairman of the Board of Directors in January 2005 as well as Chairman of each of the Audit, Compensation, Option and Nomination Committees of our Board of Directors. Yigal Berman has also served as a member of the Board of Directors of MediVision from July 1996 through December 31, 2004. In addition, since 1991, Mr. Berman has served as Vice President of Finance and Secretary of Intergamma Investment Ltd. Since 1989, Mr. Berman has served as a member of the Board of Directors of Delta Trading, the majority shareholder of MediVision. Mr. Berman received his B.A. in Economics and his M.B.A. in Business Management from the Tel Aviv University in Israel in April 1974 and December 1976 respectively.

         Michael Benoff has served as a member of the Board of Directors since July 2004. Mr. Benoff has been a private investor retired from active business since 1999. Mr. Benoff was also appointed to the Audit, Compensation and Option Committees of our Board of Directors during 2004. .From 1987 until 1999, he served in several senior financial management positions, most recently as Executive Vice President and Chief Financial Officer of the Money Store Inc. Prior to this he held a position of Vice President of Investment Banking at Matthew & Wright, Inc. Mr. Benoff graduated from Princeton University, Magna cum Laude, with a Bachelor of Arts in Politics. He was also a member of the Phi Beta Kappa Society.

         Merle Symes has served as a member of our Board of Directors since July 2005. Mr. Symes was appointed to the Board of Directors in July 2005 as an independent director. Mr. Symes is the President and Founder of The Provenance Group, LLC, a firm specializing in corporate strategy and innovation, entrepreneurial ventures, M&A, and technology transfer, which he founded in 2002. Prior thereto, from 1997 to 2002 he was Vice President External Technology and Director of Corporate Development in the Surgical Division at Bausch & Lomb, Inc. Mr. Symes received his B.S. in Chemical Engineering in 1973 from South Dakota School of Mines and Technology and his M.B.A., in Finance, in 1979 from the Wharton School of the University of Pennsylvania.

\
         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of our common stock as of October 4, 2005, by (i) each person who "beneficially" owns more than 5% of all outstanding shares of common stock, (ii) each director and the executive officer identified above, and (iii) all directors and the executive officer as a group. Unless otherwise indicated, the address for each beneficial owner is 221 Lathrop Way, Suite I, Sacramento, CA 95815.

      Name and Address of            Amount and Nature of
        Beneficial Owner             Beneficial Ownership       Percent of Class
        ----------------             --------------------       ----------------

MediVision Medical Imaging Ltd.         10,730,851 (1)               70.0%
P.O. Box 45, Industrial Park
Yokneam Elit
20692 Israel

Gil Allon                                  390,000(2) (3)             2.5%
Ariel Shenhar                              225,000 (2)                1.5%
Michael Benoff                              13,333 (2)                  *

Yigal Berman                                     0                      *

Merle Symes                                      0 (2)                  *

Directors and Officers as a group          628,333 (2)                3.9%
(total of 5 persons)
--------------------------------------------------------------------------------

*        Represents less than 1%.

(1) Includes 3,550,000 shares pledged as security on a $1,000,000 promissory note payable to us and to secure the lien granted to United Mizrahi Bank.
(2) Represents shares subject to stock options exercisable within 60 days from October 4, 2005.
(3) Includes indirect beneficial ownership by spouse of stock options to purchase 40,000 shares.

                                         EXECUTIVE COMPENSATION

(A)      SUMMARY COMPENSATION TABLE

           NAME AND PRINCIPAL              FISCAL                                         OTHER ANNUAL
                POSITION                    YEAR      SALARY ($)         BONUS ($)        COMPENSATION
                --------                    ----      ----------        ---------         ------------
  Gil Allon                                 2004       $137,754         $70,000(1)         $42,969(2)
     Chief Executive Officer                2003        132,000          53,755(3)         34,860(4)
                                            2002        122,769          39,892(5)          36,126(6)

  Ariel Shenhar                             2004        120,000          34,325(7)          42,504(8)
      Vice-President, Chief Financial       2003        115,500          38,000              8,737(9)
      Officer                               2002         48,231(10)      38,000(11)          5,528(12)

(1) Represents bonus accrued in the financial statements as of December 31, 2004.

(2) Represents $24,000 in housing expenses, $10,000 in tuition expenses for children and approximately $8,969 in automobile expenses for Mr. Allon paid by us.
(3) $44,921 of the bonus was paid by us to Mr. Allon in 2003. The balance of $8,834 was accrued in the financial statements and paid in 2004.
(4) Represents $26,123 in housing expenses paid by MediVision and charged to us and approximately $8,737 in automobile expenses for Mr. Allon paid by us.
(5) $10,000 of this amount was paid by us to Mr. Allon in 2002 and the balance was paid in 2003.
(6) Represents $25,800 in housing expenses paid by MediVision and charged to us and approximately $10,326 in automobile expenses for Mr. Allon paid by us.
(7) Represents bonus accrued in the financial statements as of December 31, 2004 and to be paid in 2005, of which $14,325 of the amount to be paid was charged to MediVision.
(8) Represents $24,000 in housing expenses, $10,000 in tuition expenses for children and approximately $8,504 in automobile expenses for Mr. Shenhar paid by us.
(9) Represents approximately $8,737 in automobile expenses for Mr. Shenhar paid by us.
(10)     Represents  salary from July 22, 2002 through  December 31, 2002.
(11)     Represents bonus accrued in the financial  statements and paid in 2003.
(12) Represents approximately $5,528 in automobile expenses for Mr. Shenhar paid by us.

(B)      SUMMARY OPTION GRANTS

         During the year ended December 31, 2004, the following options were granted to named executive officers:

                    OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                            % OF TOTAL OPTIONS/
                                  NUMBER OF SECURITIES        SARS GRANTED TO        EXERCISE OR
                                 UNDERLYING OPTIONS/SARS        EMPLOYEES IN          BASE PRICE
             NAME                    GRANTED (#) (1)            FISCAL YEAR           ($/SHARE)        EXPIRATION DATE
             ----                    ---------------            -----------           ---------        ---------------
Gil Allon                                90,000                      13%                   $.68      October 24, 2014
   Chief Executive Officer

Ariel Shenhar                            75,000                      11%                   $.68      October 24, 2014
   Vice President,
   Chief Financial Officer


(1) The options granted on October 24, 2004 vest semiannually over a three year period from the grant date.

(C)      AGGREGATED OPTION EXERCISES AND FISCAL YEAR END VALUES

                                      OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

                                                                         NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                                        OPTIONS/SARS AT FY-END    OPTIONS/SARS AT FY-END
                                  SHARES ACQUIRED         VALUE             (#)EXERCISABLE/          ($) EXERCISABLE/
             NAME                 ON EXERCISE (#)     REALIZED ($)           UNEXERCISABLE             UNEXERCISABLE
             ----                 ---------------     ------------           -------------             -------------
Gil Allon
Chief Executive Officer                --                 --                323,334/126,666(1)(2)        $224,393/63,156

Ariel Shenhar
Vice President, Chief                  --                 --                183,333/ 91,667(3)           $127,233/42,992
Financial Officer

---------------
All options had a market value of $1.10 per share at December 31, 2004.

(1) The exercise price on all shares exercisable was $0.406 per share. The exercise price on 36,666 and 90,000 unexercisable shares was $.406 and $0.681, respectively.

(2) Includes 26,667 shares exercisable and 13,333 shares unexercisable by indirect ownership through spouse. (3) The exercise price on all shares exercisable was $0.406 per share. The exercise price on 16,667 and 75,000 unexercisable shares was $.406 and $0.681, respectively.

(D)      COMPENSATION OF DIRECTORS

         We have entered into an  employment  agreement  with Mr.  Allon,  dated
December 1, 2001, for his services as Chief Executive Officer, for a term of approximately one year, which agreement may be renewed for successive one year intervals upon mutual agreement of the parties. Under the terms of the agreement, revised in April 2005, Mr. Allon is to receive an annual salary of $146,000 effective April 1, 2005 and a bonus to be determined annually by our Board of Directors based on us meeting certain performance goals. In addition, in April 2005 the Compensation Committee approved expatriate subsidy payments of $34,000 per year. Mr. Allon will also be eligible to participate in our health and welfare insurance plans and is provided an automobile for business use. The agreement between the parties was renewed on December 15, 2002, but was revised to provide for an indefinite term. The agreement also stipulates that either party may terminate the agreement with six months advance notice.

         We also entered into an employment agreement with Mr. Shenhar for his services as Chief Financial Officer, for a term of approximately one year, commencing on July 22, 2002, and expiring on June 30, 2003. The agreement was revised in December 2003 to provide for an indefinite term. Under the terms of the agreement, revised in April 2005, Mr. Shenhar is to receive an annual salary of $126,000 effective April 1, 2005, and a bonus to be determined annually by our Board of Directors based on us meeting certain performance goals. In addition, in April 2005 the Compensation Committee approved expatriate subsidy payments of $34,000 per year. Mr. Shenhar will also be eligible to participate in our health and welfare insurance plans and is provided an automobile for business use. The agreement also stipulates that either party may terminate the agreement with six months advance notice.

         In addition, Jonathan Adereth received $36,000 for his services as Chairman of the Board and an additional $3,500 for meetings attended in 2004. Mr. Adereth was also granted a stock option to purchase 40,000 shares at an exercise price of $0.68 per share in October 2004.

         Pursuant to a letter agreement executed on June 25, 2004 between Mr. Benoff and us, we agreed to the following in connection with his service as a director: (i) to grant Mr. Benoff options to purchase up to 40,000 shares of our common stock, at a per share price not less than fair market value on the date of the grant, (ii) to pay Mr. Benoff, in four equal quarterly installments, an annual retainer in the aggregate amount of $6,000 for attendance at up to two Board meetings per quarter, (iii) to pay Mr. Benoff a fee of $100 per hour, not to exceed $500 per day, for attendance at meetings in excess of two Board meetings per quarter and reimbursement for related expenses. For his services as a director during the year, Mr. Benoff earned approximately $3,600 of which approximately $1,500 remained accrued but unpaid as of December 31, 2004. The above referenced options were granted by the Board in October 2004 at a per share exercise price of $0.68.

         Pursuant to a letter agreement executed on July 20, 2005 between Mr. Symes and us, we agreed to the following in connection with his service as a director: (i) to grant Mr. Symes options to purchase up to 40,000 shares of our common stock, at a per share price not less than fair market value on the date of the grant, (ii) to pay Mr. Symes, in four equal quarterly installments, an annual retainer in the aggregate amount of $6,000 for attendance at up to two Board meetings per quarter, (iii) to pay Mr. Symes a fee of $100 per hour, not to exceed $500 per day, for attendance at meetings in excess of two Board meetings per quarter and reimbursement for related expenses. The above referenced options were granted by the Board in August 2005 at a per share exercise price of $1.20.

         No standard arrangement regarding compensation of the directors has been adopted by the Board, and, except as noted above, we have not paid any compensation to any director.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(A)      TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

         In January 2004, we entered into a service agreement, effective January 1, 2003 with MediStrategy Ltd. ("MS"), an Israeli company owned by Noam Allon, a member of our Board of Directors until December 2004. Under the terms of the agreement, MS provides services to us primarily in the business development field in ophthalmology including business cooperation, mergers and acquisitions allocating new lines of business and analyzing of such, defining new product lines or business opportunities to be developed. All services provided by MS under the agreement shall be performed solely by Noam Allon.

         In consideration for the services to be provided, we agreed to pay MS a monthly sum of $3,300 paid quarterly. In addition, MS is to be paid a yearly performance bonus of up to $20,000 upon achievement of goals under the terms of the agreement determined by MS, Noam Allon and our Chairman of the Board. During the year ended December 31, 2004, MS has earned fees in the amount of $39,600. $19,800 of the fees has been paid with the balance being accrued as of December 31, 2004. During the year ended December 31, 2003, MS earned fees of $39,600 and a bonus of $10,000, all of which were accrued as of 2003 and paid in 2004. As of September 1, 2005, the monthly sum changed from $3,300 to $4,000, and the yearly performance bonus changed from $20,000 to $10,000.

(B)      TRANSACTIONS WITH SECURITY HOLDERS

         As discussed in greater detail in the Management's Discussion and Analysis or Plan of Operation section under the heading "MediVision Transactions" of this prospectus, we have entered into a series of transactions with MediVision, which resulted in MediVision owning approximately 74% of our outstanding shares of common stock at fiscal year end 2004. As of October 4, 2005, MediVision owns approximately 70% of our outstanding shares of common stock.

         Sales to MediVision during the six months ended June 30, 2005 and the fiscal years ended December 31, 2004 and 2003 totaled approximately $406,000, $744,000 and $482,000, respectively. Sales derived from product shipments to MediVision are made at transfer pricing which is based on similar volume discounts that are available to other resellers or distributors of our products.

                                LEGAL PROCEEDINGS

         On March 9, 2004, we filed a civil action in the United States District Court for the Eastern District of California against several of our former employees, led by former vice-president Mark Fukuhara, who have been doing business for the last two years as Imaging Service Group (ISG) and Zeta

Development Laboratories in El Dorado Hills, California, and several affiliated persons and companies, including Dale Brodsky, Eyepictures, Inc., Johnny Justice Jr., and two of his ophthalmic equipment businesses, Zeta Development Labs, Inc. (doing business as Justice Diagnostic Imaging) and Justice Ophthalmics, Inc. The complaint alleges claims for misappropriation of trade secrets, violations of the federal computer fraud and abuse act, copyright infringement, breach of contract, interference with contract, and false advertising. The complaint seeks monetary damages as well as injunctive relief against the defendants.

         On August 20, 2004, the United States District Court for the Eastern District of California granted in part our application for a preliminary injunction against certain of the defendants. In December 2004 the Court dismissed Johnny Justice, Jr. as an individual and Justice Ophthalmics, Inc. from the case. Trial in the matter currently is scheduled for April 2006.

         Other than the action referred to above and immaterial claims in the ordinary course, to our knowledge, there are no material legal proceedings presently pending or threatened to which we (or any of our directors or officers in their capacity as such) are, or may be, a party or to which our property is, or may be, subject.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been our directors or officers in accordance with Section 317 of the California Corporations Code. Our bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         None of the principal accountant's reports on the financial statements for either of the past two years contains an adverse opinion or disclaimer of opinion, and none was modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Perry-Smith LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401. Its telephone number is (303) 262-0600.

                         INTEREST OF EXPERTS AND COUNSEL

         Our financial statements as of the years ended December 31, 2004 and 2003 included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Perry-Smith LLP, independent registered public accountants, to the extent and for the periods set forth in their report and are incorporated in this prospectus in reliance upon the report given upon the authority of Perry-Smith LLP as experts in auditing and accounting.

         The validity of the shares of common stock offered under this prospectus will be passed upon by Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document which is filed as an exhibit to the registration statement.

         For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may be obtained from the Securities and Exchange Commission upon the payment of the charges prescribed by the Securities and Exchange Commission. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

         The Securities and Exchange Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's web site address is http://www.sec.gov. Our web site address is www.oisi.com.

                           OPHTHALMIC IMAGING SYSTEMS
                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

OPHTHALMIC IMAGING SYSTEMS

Balance Sheets at June 30, 2005 (unaudited) and December 31, 2004            F-1

Statements of Operations (unaudited) for the six months ended
June 30, 2005 and for the six months June 30, 2004                           F-2

Statement of Cash Flows (unaudited) for the six months ended
June 30, 2005 and for the six months June 30, 2004                           F-3

Notes to Unaudited Financial Statements                                      F-4

Report of Independent Registered Public Accounting Firm                     F-10

Balance Sheet at December 31, 2004                                          F-11

Statement of Income for the years ended December 31, 2004
and December 31, 2003                                                       F-13

Statement of Stockholders' Equity for the years ended
December 31, 2004 and December 31, 2003                                     F-14

Statement of Cash Flows for the years ended December 31, 2004
and December 31, 2003                                                       F-15

Notes to Financial Statements                                               F-17

                           OPHTHALMIC IMAGING SYSTEMS

                         CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)

                               AS OF JUNE 30, 2005

                  AND FOR THE THREE AND SIX MONTH PERIODS ENDED

                         JUNE 30, 2005 AND JUNE 30, 2004

                           Ophthalmic Imaging Systems
                             Condensed Balance Sheet
                                  June 30, 2005

                                   (Unaudited)

ASSETS
------

Current assets:
     Cash and cash equivalents                                     $  2,106,084
     Accounts receivable, net                                         1,833,007
     Receivable from related party                                       28,539
     Note Receivable from related party                               1,955,558
     Inventories, net                                                   354,731
     Prepaid expenses and other current assets                          288,075
     Deferred tax asset                                               1,029,000
                                                                   ------------
         Total current assets                                         7,594,994

Furniture and equipment, net of accumulated depreciation and
     amortization of $288,065                                           124,597
Restricted cash                                                         150,000
Other assets                                                            143,494
                                                                   ------------
Total assets                                                       $  8,013,085
                                                                   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                              $    340,028
     Accrued liabilities                                              1,788,321
     Deferred extended warranty revenue                                 826,396
     Customer deposits                                                  268,483
     Income taxes payable                                                16,982
     Notes payable- current portion                                     772,443
                                                                   ------------
         Total current liabilities                                    4,012,653
                                                                   ------------

Noncurrent Liabilities:
     Line of credit                                                     150,000
     Notes payable, less current portion                                620,114
                                                                   ------------
         Total noncurrent liabilities                                   770,114
                                                                   ------------

Stockholders' equity:

Common stock, no par value, 35,000,000 shares authorized;
     15,118,585 issued and outstanding                               14,595,270
Accumulated deficit                                                 (11,364,952)
                                                                   ------------
     Total stockholders' equity                                       3,230,318
                                                                   ------------
     Total liabilities and stockholders' equity                    $  8,013,085
                                                                   ============

The accompanying notes are an integral part of these unaudited condensed financial statements.


                                                    Ophthalmic Imaging Systems

                                                Condensed Statements of Operations
                                                           (Unaudited)

                                                         Three months ended June 30,                Six months ended June 30,
                                                          2005                 2004                 2005                 2004
                                                          ----                 ----                 ----                 ----
Net revenues                                         $  2,949,579         $  2,403,040         $  5,789,604         $  4,800,109
Cost of sales                                           1,210,145              914,399            2,376,013            1,871,945
                                                     ------------         ------------         ------------         ------------
Gross profit                                            1,739,434            1,488,641            3,413,591            2,928,164
Operating expenses:
     Sales and marketing                                  686,390              696,325            1,414,395            1,356,007
     General and administrative                           325,636              258,340              638,632              505,805
     Research and development                             265,404              229,950              507,811              477,186
                                                     ------------         ------------         ------------         ------------
Total operating expenses                                1,277,430            1,184,615            2,560,838            2,338,998
                                                     ------------         ------------         ------------         ------------
Income from operations                                    462,004              304,026              852,753              589,166
Interest and other expense, net                           (51,029)             (59,342)            (103,618)            (104,667)
                                                     ------------         ------------         ------------         ------------
Net income before income taxes                            410,975              244,684              749,135              484,499
Income taxes                                               (5,024)                                   (9,024)
                                                     ------------         ------------         ------------         ------------

Net income                                           $    405,951         $    244,684         $    740,111         $    484,499
                                                     ============         ============         ============         ============
Shares used in the calculation of basic net
     income per share                                  15,071,607           14,639,300           15,056,374           14,537,924

Basic net income per share                           $       0.03         $       0.02         $       0.05         $       0.03
                                                     ============         ============         ============         ============

Shares used in the calculation of diluted net
     income per share                                  16,136,823           15,700,475           16,229,367           15,583,163

Diluted net income per share                         $       0.03         $       0.02         $       0.05         $       0.03
                                                     ============         ============         ============         ============

                  The accompanying notes are an integral part of these unaudited condensed financial statements.

                                           Ophthalmic Imaging Systems

                                       Condensed Statements of Cash Flows
                                                  (Unaudited)

                                                                                     Six months ended June 30,
                                                                                      2005                2004
                                                                                      ----                ----
OPERATING ACTIVITIES:

Net income                                                                      $   740,111         $   484,499
Adjustments to reconcile net income to net cash
     provided by (used in) operating activities
       Depreciation and amortization                                                 34,640              50,918
       Non-cash payment of interest                                                   5,546              21,802
       Loss on disposition of equipment                                                 457
       Net decrease (increase) in current assets other
       than cash and cash equivalents                                                78,415            (322,950)
       Net (increase) decrease in other assets                                      (28,539)           (136,734)
       Net increase (decrease)  in current liabilities other
       than short-term borrowings                                                   179,136            (233,388)
                                                                                -----------         -----------
Net cash provided by (used in) operating activities                               1,009,309            (135,396)
INVESTING ACTIVITIES:
Acquisition of furniture and equipment                                               (8,750)             (8,565)
Proceeds from disposition of equipment                                                    -                 890
                                                                                -----------         -----------
Net cash used in investing activities                                                (8,750)             (7,675)
FINANCING ACTIVITIES:
Principal payments on notes payable                                                (147,239)            (14,528)

Proceeds from notes payable, other                                                  150,000           1,000,000
Proceeds from sale of stock                                                          12,500              49,468
Advances to related parties                                                        (900,046)           (114,644)
Repayments of borrowings under notes
payable to related party, net                                                             -            (200,979)
                                                                                -----------         -----------
Net cash (used in) provided by financing activities                                (884,785)            719,317
                                                                                -----------         -----------
Net increase in cash and equivalents                                                115,774             576,246
Cash and cash equivalents at beginning of period                                  1,990,310           1,272,034
                                                                                -----------         -----------
Cash and cash equivalents at beginning of period                                $ 2,106,084         $ 1,848,280
                                                                                ===========         ===========

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
       Repayment of notes payable with common stock                             $    58,654         $   315,135
       Payment of interest with common stock                                    $     5,546         $    21,802
       Addition to capital lease obligation for equipment purchases             $    41,258
       Addition to aggregate debt payable to significant shareholders in
           exchange for inventory and other noncash transactions, net                               $    92,366
                                                                                                    ===========
       Addition to net receivable from significant shareholders in
           exchange for inventory and other noncash transactions, net           $    22,398
                                                                                ===========

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Cash Paid for interest                                                          $    47,119
Cash paid for taxes                                                             $    24,024         $    70,050

        The accompanying notes are an integral part of these unaudited condensed financial statements.

                           Ophthalmic Imaging Systems

                     Notes to Condensed Financial Statements

            Three and Six Month Periods ended June 30, 2005 and 2004

                                   (Unaudited)

Note 1.         Basis of Presentation

                The accompanying unaudited condensed balance sheet as of June 30, 2005, condensed statements of operations for the three and six month periods ended June 30, 2005 and 2004 and the condensed statements of cash flows for the six month periods ended June 30, 2005 and 2004 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item
                310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnote disclosures required by generally accepted accounting principles for complete financial statements. These condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in Ophthalmic Imaging Systems' (the "Company's") Annual Report for the year ended December 31, 2004 on Form 10-KSB. In the opinion of management, the accompanying condensed financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations for the periods presented. The results of operations for the period ended June 30, 2005 are not necessarily indicative of the operating results for the full year.

Note 2.         Net Income Per Share

                Basic earnings per share ("EPS"), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. The treasury stock method is applied to determine the dilutive effect of stock options in computing diluted EPS.

                                                                             Unaudited                        Unaudited
                                                                        Three Months Ended                 Six Months Ended
                                                                             June 30,                          June 30,
                                                                      2005             2004             2005             2004
                                                                      ----             ----             ----             ----
                Numerator for basic and diluted
                net income per share                             $   405,951      $   244,684      $   740,111      $   484,499

                Denominator for basic net income per share:

                   Weighted average shares                        15,071,607       14,639,300       15,056,374       14,537,924

                Effect of dilutive securities:
                   Employee/director stock options                 1,065,216        1,061,175        1,172,993        1,045,239
                   Warrants and other                                     --               --               --               --
                Dilutive potential common shares                   1,065,216        1,061,175        1,172,993        1,045,239

                Denominator for diluted net
                income  per share                                 16,136,823       15,700,475       16,229,367       15,583,163

                Basic net income per share                       $      0.03      $      0.02      $      0.05      $      0.03
                Diluted net income per share                     $      0.03      $      0.02      $      0.05      $      0.03


                As of June 30, 2005 and June 30, 2004 there were 735,500 and 714,500 options and warrants, respectively, whose exercise price exceeded the average market price of the stock and have been excluded from this computation.

Note 3.         Related Parties Transactions

                During the period of August 2000 through July 1, 2001, the Company executed several promissory notes in favor of MediVision Medical Imaging Ltd. ("MediVision"), an Israeli corporation and majority shareholder in the Company. The "Short-Term Note" had a maximum principal balance of $260,000 available, while the "Working Capital Funding Agreement and Amendment No.1" to this agreement provide additional funding of $2,500,000. Both Notes and the Amendment bear interest at the rate of 9.3% per annum and are secured by all of the Company's assets. The principal amount outstanding, together with any and all accrued interest on the Working Capital Note and Amendment, was payable by August 31, 2003, except that MediVision may, at its option, at any time convert any amount of principal and interest then outstanding into shares of the Company's common stock at a conversion price of $.80 per share on the Working Capital Note and $0.185 per share on the Amendment No.1 to the Working Capital Note.

                In May 2003, the Company and MediVision entered in Amendment No. 2 to the Working Capital Funding Agreement and the Short Term Note whereby the repayment terms on the debt were extended such that all principal and interest shall become due on January 1, 2005.

                In June 2003, MediVision exercised its option, as stipulated in the Working Capital Funding Agreement, Amendment No. 1, to convert $1,150,000 of principal and interest at a conversion price of $0.185 per share into 6,216,216 common shares of stock.


                In August 2002, the Company's Board of Directors, at MediVision's request, authorized the Company to guarantee and/or provide security interests in its assets for certain of MediVision's loans with financial institutions, on the maximum aggregate amount of approximately $1,900,000. In August 2002, MediVision subordinated to the financial institutions its security position in the Company's assets, which had been granted in consideration of loans to the Company from MediVision. In December 2002, the Company's Board of Directors approved that the Company enter into and issue a debenture in favor of the banks to act as security for the debt of MediVision, such debenture shall be secured by a first lien on all of the Company's assets. Such debenture and lien were signed in December 2002. On July 20 2005, the Company's Board of
                Directors approved that the Company replace the existing debentures to the financial institutions with a consolidated debenture to only one financial institution in the amount of $2,000,000.

                In March 2004, the Company's Board of Directors approved a line of credit to MediVision of $1,000,000 at 9.3% interest for two years. In January 2005 the Company's Board of Directors approved an additional loan advance of $150,000 for a thirty day term. On February 28, 2005, the Company and MediVision entered into a Loan and Security Agreement and Promissory Note whereby the Company agreed to loan MediVision up to two million dollars ($2,000,000). The loan agreement incorporates the $1,150,000 previously approved by the Company's Board of Directors. Under the terms of the agreement, interest is 7.25% per annum and is payable on February 28, 2006 along with all outstanding principal due at that date. The note is secured by 2,409,000 of the 11,130,151 shares of the Company's common stock owned by MediVision. The number of shares is based on the average closing price of shares of the Company during the period covering the last ten (10) business days of February, 2005, which average closing price was $1.11, discounted by 25%. In the event that MediVision sells any shares it owns in the Company during the period of the agreement, a minimum of 50% of the proceeds from such sales would be required to be paid to the Company to reduce the outstanding amount owed.

                On July 20, 2005, the Company's Board of Directors amended this loan agreement as follows: Medivision repay $1,000,000 to the Company, decreasing the agreed upon loan of $2,000,000 to $1,000,000. The amount of shares securing the loan will increase by 1,141,000. The number of shares is based on the average closing price of shares of the Company during the period covering the last ten (10) business days before the Board's decision, which average closing price was $1.17, discounted by 25%. Pursuant to these additional shares securing the loan the total number of shares securing the loan is 3,550,000 out of the 11,130,151 shares of the Company's common stock owned by MediVision.

                At June 30, 2005 the Company had recorded a net amount due from MediVision of approximately $1,955,558 on the promissory note and approximately $28,539 net, due for products and services.

                On July 28, 2005, pursuant to the aforementioned debenture signed by the Company, MediVision signed the loan agreement with the above-mentioned financial institute and paid back $1,000,000 of the loan; from the Company; reducing the amount MediVision owes the Company on the promissory note to $955,558.

                Sales to MediVision during the six months ended ,June 30, 2005 and 2004 totaled approximately $405,565 and $280,000, respectively. Sales derived from product shipments to MediVision are made at transfer pricing which is based on similar volume discounts that are available to other resellers or distributors of the Company's products.

                During the six-month periods ended June 30, 2005 and 2004, the Company paid approximately $370,000 and $330,000 respectively, to MediVision for research and development performed by MediVision on behalf of the Company.

                As of June 30, 2005, MediVision currently owns approximately 74% of the Company's outstanding common stock.

Note 4.         Stock Based Compensation

                At June 30, 2005, the Company had five stock-based compensation plans (the "Plans"). The Company accounts for the Plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based compensation cost is reflected in net income, as all options granted under the Plans had an exercise price equal to or above the market value of the underlying common stock on the date of grant.

                For purposes of pro forma disclosures, the estimated fair value of stock-based compensation plans and other options are amortized to expense primarily over the vesting period. The following tables illustrate the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based compensation.

                                                               Unaudited                           Unaudited
                                                           Three Months Ended                   Six Months Ended
                                                                June 30,                            June 30,
                                                         2005             2004              2005              2004
                                                         ----             ----              ----              ----
Net Income, As Reported                            $   405,951       $   244,684       $   740,111       $   484,499
Deduct Total Stock-Based Employee
   Compensation Expenses Determined Under the
   Fair Value Based Method For all Awards,

   Net of Related Tax Effects                           (5,030)           (1,078)          (10,060)           (2,165)

Pro Forma Net Income                               $   400,921       $   243,606       $   730,051       $   482,334

Basic Earnings Per Share

   As Reported                                     $      0.03       $      0.02       $      0.05       $      0.03
   Pro Forma                                       $      0.03       $      0.02       $      0.05       $      0.03

Diluted Earnings Per Share:

   As Reported                                     $      0.03       $      0.02       $      0.05       $      0.03
   Pro Forma                                       $      0.03       $      0.02       $      0.05       $      0.03


                The  fair  value  of the  options  granted  during  the  periods
                indicated   was   estimated  on  the  date  of  grant  using  an
                option-pricing   model.

                No options were granted for the three-month period ended June 30, 2005.

                In December 2004 the FASB issued  Statement  Number 123 (revised
                2004) (FAS 23 (R)), Share-Based Payments. FAS 123 (R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. The Company is required to apply FAS 23 (R) on a modified prospective method. Under this method, the Company is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, the Company may elect to adopt FAS 123
                (R) by restating previously issued financial statements, basing the expense on that previously reported in their pro forma disclosures required by FAS 123. FAS 123 (R) is effective for the first reporting period beginning after June 15, 2005. For companies filing under Regulation S-B, FAS 123 (R) is effective the beginning of the first interim or annual reporting period that begins after December 15, 2005, which for the Company will be the first quarter of the year ending December 31, 2006. The Company anticipates adopting SFAS No. 123(R) beginning in the quarter ending March 31, 2006. Management has not completed its evaluation of the effect that FAS 123 (R) will have, but believes that the effect will be consistent with its previous pro forma disclosures.

Note 5.         Warranty Obligations

                The Company generally offers a one-year warranty to its customers. The Company's warranty requires it to repair or replace defective products during the warranty period. At the time product revenue is recognized, the Company records a liability for estimated costs that may be incurred under its warranties. The costs are estimated based on historical experience and any specific warranty issues that have been identified. Although historical warranty costs have been within expectations, there can be no assurance that future warranty costs will not exceed historical amounts. The amount of warranty liability accrued reflects the Company's best estimate of the expected future cost of honoring its obligations under the warranty plans. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the balance as necessary.

                The following provides a reconciliation of changes in the Company's warranty reserve.


                                                          Unaudited                       Unaudited
                                                      Three Months Ended              Six Months Ended
                                                           June 30,                       June 30,
                                                      2005             2004           2005            2004
                                                      ----             ----           ----            ----
       Warranty balance at beginning of period  $    396,981     $    406,365   $    505,851    $    438,449
       Net provision (reduction) for current
       period                                         54,000          (24,684)        70,250         (30,455)
       Warranty Costs incurred                       (40,968)         (35,438)      (166,088)        (61,750)
       Warranty balance at end of period        $    410,013     $    346,243   $    410,013    $    346,244

                           OPHTHALMIC IMAGING SYSTEMS

                              FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2004 AND 2003 AND

                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                       AND

                        REPORT OF INDEPENDENT REGISTERED

                             PUBLIC ACCOUNTING FIRM

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

The Board of Directors and Stockholders
Ophthalmic Imaging Systems

         We have audited the accompanying balance sheet of Ophthalmic Imaging Systems as of December 31, 2004 and 2003, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ophthalmic Imaging Systems as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ Perry-Smith LLP

Sacramento, California
March 2, 2005

                           OPHTHALMIC IMAGING SYSTEMS

                                  BALANCE SHEET

                           DECEMBER 31, 2004 AND 2003

                                                         2004               2003
                                                         ----               ----
                ASSETS
Current assets:
Cash and cash equivalents                           $  1,990,310       $  1,272,034

Accounts receivable, net of allowance for
     doubtful accounts of approximately
     $301,839 and $361,175                             1,855,009          1,536,610
Inventories (Note 2)                                     515,391            416,420
Prepaid expenses and other current assets                189,393            214,653
Deferred tax asset (Note 9)                            1,029,000            500,000
                                                    ------------       ------------

Total current assets                                   5,579,103          3,939,717
                                                    ------------       ------------

Restricted cash (Note 7)                                 150,000            150,000
Furniture and equipment, at cost, net (Note 3)           150,487            150,912
Receivable from related party (Note 6)                 1,055,512
Other assets                                             137,929             82,821
                                                    ------------       ------------

Total assets                                        $  7,073,031       $  4,323,450
                                                    ============       ============




                                  (Continued)

                           OPHTHALMIC IMAGING SYSTEMS

                                  BALANCE SHEET

                                   (CONTINUED)

                           DECEMBER 31, 2004 AND 2003

                                                         2004               2003
                                                         ----               ----

                   LIABILITIES AND
                STOCKHOLDERS' EQUITY


Current liabilities:

Accounts payable                                    $    472,167       $    523,539
Accrued liabilities (Note 4)                           1,558,861          1,387,563
Deferred extended warranty revenue (Note 4)              793,972            557,143
Customer deposits                                        226,850            201,797
Income taxes payable (Note 9)                              9,224            102,650
Notes payable - short term portion (Note 5)              776,338            409,613
Notes payable to related party (Note 6)                                     200,979
                                                    ------------       ------------

Total current liabilities                              3,837,412          3,383,284
                                                    ------------       ------------

Line of credit (Note 7)                                                     150,000
Notes payable, less current portion (Note 5)             838,362            763,637
                                                    ------------       ------------

Total liabilities                                      4,675,774          4,296,921
                                                    ------------       ------------

Commitments and contingencies (Note 10)

Stockholders' equity:

Common  stock,  no par  value, 35,000,000
shares  authorized;  15,033,585 and
14,403,929 shares issued and outstanding
in 2004 and 2003, respectively                        14,502,320         13,836,188
Accumulated deficit                                  (12,105,063)       (13,809,659)
                                                    ------------       ------------

Total stockholders' equity                             2,397,257             26,529
                                                    ------------       ------------

Total liabilities and stockholders' equity          $  7,073,031       $  4,323,450
                                                    ============       ============



                     The accompanying notes are an integral
                       part of these financial statements.

                           OPHTHALMIC IMAGING SYSTEMS

                               STATEMENT OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                        2004               2003
                                                                        ----               ----
Revenues:
     Net sales                                                    $ 10,818,379       $  9,944,827

Cost of sales                                                        4,290,049          3,955,680
                                                                  ------------       ------------

          Gross profit                                               6,528,330          5,989,147
                                                                  ------------       ------------

Operating expenses:
     Sales and marketing                                             2,936,100          2,915,848
     General and administrative                                      1,205,765          1,068,634
     Research and development (Note 6)                                 987,769            702,020
                                                                  ------------       ------------

          Total operating expenses                                   5,129,634          4,686,502
                                                                  ------------       ------------

          Income from operations                                     1,398,696          1,302,645

Other income (expense):
     Interest expense                                                 (210,106)          (295,353)
     Other income (expense)                                            (54,860)            20,722
     Interest income                                                    12,866              5,180
                                                                  ------------       ------------

          Total other income (expense)                                (252,100)          (269,451)
                                                                  ------------       ------------

          Net income before provision for income tax benefit         1,146,596          1,033,194
                                                                  ------------       ------------

          Provision for income tax benefit (Note 9)                    558,000            405,000
                                                                  ------------       ------------

          Net income                                              $  1,704,596       $  1,438,194
                                                                  ============       ============

Basic earnings per share                                          $       0.12       $       0.13
                                                                  ============       ============

Shares used in the calculation of basic
     earnings per share                                             14,771,112         11,267,493
                                                                  ============       ============

Diluted earnings per share                                        $       0.11       $       0.12
                                                                  ============       ============

Shares used in the calculation of diluted
     earnings per share                                             15,772,214         11,887,205
                                                                  ============       ============


                     The accompanying notes are an integral
                       part of these financial statements.


                                                OPHTHALMIC IMAGING SYSTEMS

                                            STATEMENT OF STOCKHOLDERS' EQUITY

                                      FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                 COMMON STOCK                                     TOTAL
                                                            -----------------------        ACCUMULATED        STOCKHOLDERS'
                                                            SHARES           AMOUNT          DEFICIT             EQUITY
                                                            ------           ------          -------             ------
Balance, January 1, 2003                                 8,138,305      $ 12,630,604      $(15,247,853)      $ (2,617,249)

Conversion of principal and interest to common
   stock (Note 6)                                        6,216,216         1,150,000                            1,150,000

Conversion of principal and interest to common
   stock (Note 5)                                           31,074            33,250                               33,250

Exercise of non-qualified stock options (Note 8)            18,334            22,334                               22,334

Net income                                                                                   1,438,194          1,438,194
                                                         ---------      ------------      -------------      -------------

Balance, December 31, 2003                              14,403,929        13,836,188       (13,809,659)            26,529

Conversion of principal and interest to common
   stock (Note 5)                                          576,322           616,665                              616,665

Exercise of non-qualified stock options (Note 8)            53,334            49,467                               49,467

Net income                                                                                   1,704,596          1,704,596
                                                         ---------      ------------      -------------      -------------

Balance, December  31, 2004                             15,033,585      $ 14,502,320      $(12,105,063)      $  2,397,257
                                                         =========      ============      =============      =============


                     The accompanying notes are an integral
                       part of these financial statements

                                        OPHTHALMIC IMAGING SYSTEMS

                                         STATEMENT OF CASH FLOWS

                              FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                                2004              2003
                                                                                ----              ----
Cash flows from operating activities:


   Net income                                                              $ 1,704,596       $ 1,438,194
      Adjustments to  reconcile  net income to net cash
        provided by operating activities:
           Depreciation and amortization                                       116,186            53,000
           Non-cash payment of interest                                         35,869             6,791
           Loss on disposition of equipment                                      1,499
           Net changes in operating assets and liabilities:
              Accounts receivable                                             (318,399)         (633,932)
              Inventories                                                      (98,971)           47,551
              Prepaid expenses and other current assets                         25,260          (123,906)
              Deferred tax asset                                              (529,000)         (449,000)
              Net increase in other assets                                    (108,482)         (109,495)
              Accounts payable                                                 (51,372)          (67,435)
              Accrued liabilities                                              171,298           (83,514)
              Deferred extended warranty revenue                               236,829           289,255
              Customer deposits                                                 25,053          (141,855)
              Income taxes payable                                             (93,426)           32,650
                                                                           -----------       -----------

                  Net cash provided by operating activities                  1,116,940           258,304
                                                                           -----------       -----------

Cash flows from investing activities:

   Acquisition of furniture and equipment                                      (23,515)          (25,360)
   Proceeds from disposition of equipment                                          890
   Increase in restricted cash                                                (150,000)
                                                                           -----------       -----------

                  Net cash used in investing activities                        (22,625)         (175,360)
                                                                           -----------       -----------

Cash flows from financing activities:

   Repayment of notes payable to related parties, net                         (200,979)         (562,311)
   Principal payments on notes payable                                         (19,015)           (4,167)
   Advances to related parties                                              (1,055,512)
   (Repayments of) proceeds from borrowings under line of credit, net         (150,000)          150,000
   Proceeds from notes payable, other                                        1,000,000         1,200,000
   Proceeds from sale of stock                                                  49,467            22,334
                                                                           -----------       -----------

                  Net cash (used in) provided by financing activities         (376,039)          805,856
                                                                           -----------       -----------

Net increase in cash and cash equivalents                                      718,276           888,800

Cash and cash equivalents, beginning of the year                             1,272,034           383,234
                                                                           -----------       -----------

Cash and cash equivalents, end of the year                                 $ 1,990,310       $ 1,272,034
                                                                           ===========       ===========

                                   (Continued)



                                                  F-15


                           OPHTHALMIC IMAGING SYSTEMS

                             STATEMENT OF CASH FLOWS
                                   (CONTINUED)

                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                                2004              2003
                                                                                ----              ----

Supplemental schedule of non cash financing activities:

     Conversion of related party notes payable to common stock             $ 1,150,000
     Repayment of notes payable with common stock                          $   580,796       $    26,458
     Payment of interest with common stock                                 $    35,869       $     6,792
     Addition to (reduction in) aggregate debt payable to significant      $    (4,150)      $     6,689
         shareholders in exchange for inventory and other noncash
         transactions, net
     Assets acquired with borrowed funds                                   $    41,261

Supplemental schedule of cash flow information:

Cash paid for taxes                                                        $    70,345       $    10,500
Cash paid for interest                                                     $    63,833       $     9,545







                                  The accompanying notes are an integral
                                   part of these financial statements.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization and Business
         -------------------------

         Ophthalmic  Imaging  Systems  (the  "Company"),   was  incorporated  in
         California in July 1986. The Company is primarily engaged in the business of designing, developing, manufacturing, and marketing digital imaging systems, image enhancements and analysis software, and related products and services for use by practitioners in the ocular healthcare field.

         Use of Estimates
         ----------------

         The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

         Cash and Cash Equivalents
         -------------------------

         For purposes of the statement of cash flows, the Company considers highly liquid investments with original maturities of three months or less as cash equivalents.

         At December 31, 2004, the Company had deposits with carrying amounts of $1,990,185 and bank balances of $2,254,617. Federally insured balances totaled $200,000 and uninsured balances totaled $2,054,617 at December 31, 2004.

         Concentrations of Credit Risk and Export Sales
         ----------------------------------------------

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the Company's policy of requiring deposits from customers, the number of customers and their geographic dispersion. The Company maintains reserves for potential credit losses and such losses have historically been within management's expectations. No single customer comprised 10% or more of net sales, during the years ended December 31, 2004 or 2003.

         Revenues from sales to customers located outside of the United States accounted for approximately 12% and 9% of net sales during the years ended December 31, 2004 and 2003, respectively.

         Inventories
         -----------

         Inventories,   which  consist  primarily  of  purchased  system  parts,
         subassemblies and assembled systems, are stated at the lower of cost (determined using the first-in, first-out method) or market.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Furniture and Equipment
         -----------------------

         Furniture and equipment are stated at cost and depreciated or amortized on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives generally range from three to seven years.

         Revenue Recognition and Warranties
         ----------------------------------

         The Company derives revenue primarily from the sale, installation and training services of its products. In accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collectibility is reasonably assured, contractual obligations have been satisfied, and title and risk have been transferred to the customer. The Company generally recognizes revenue from installation and training services when such services are performed. The Company generally provides a one-year warranty covering materials and workmanship and accruals are provided for anticipated warranty expenses.

         Customers may purchase extended warranty coverage for additional one or two year periods. Revenues from the sale of these extended warranties are deferred and recognized in net sales on a straight-line basis over the term of the extended warranty contract.

         Shipping and Handling Costs
         ---------------------------

         Shipping and handling costs are included with cost of sales.

         Advertising Costs
         -----------------

         Advertising expenditures totaled approximately $82,413 and $50,864, for the years ended December 31, 2004 and 2003, respectively.

         Income Taxes
         ------------

         Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets relate primarily to estimated warranty claims, and deferred tax liabilities relate primarily to property and equipment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         General business credits are accounted for as a reduction of federal income taxes payable under the flow-through method.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Fair Value of Financial Instruments
         -----------------------------------

         At December 31, 2004 and 2003, the Company's financial instruments included cash, cash equivalents, receivables, accounts payable, accrued liabilities and borrowings. With the exception of borrowings, the fair value of these financial instruments approximated their carrying value because of the short-term nature of these instruments. The fair value of the Company's borrowings approximated their carrying value based upon management's review of market prices for financial instruments with similar characteristics.

         Earnings Per Share
         ------------------

         Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. The treasury stock method is applied to determine the dilutive effect of stock options in computing diluted EPS.

         Stock Based Compensation
         ------------------------

         The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its stock option plans (the intrinsic value method). Under APB 25, if the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of grant as determined by the Company's Board of Directors, no compensation expense is recognized. See Note 8 for additional disclosures regarding the Company's stock option plans.

         Stock Based Compensation (Continued)
         ------------------------------------

         Pro forma disclosures of stock-based employee compensation expense disclosures are as follows:

                                                                                 Year Ended December 31,
                                                                                 -----------------------
                                                                                2004               2003
                                                                                ----               ----
         Net income as reported                                             $ 1,704,596        $ 1,438,194
         Deduct:  total stock-based employee compensation expense                (8,666)           (40,445)
              determined under fair value based method for all              -----------        -----------
              awards, net of related tax effect
         Pro forma net income                                               $ 1,695,930        $ 1,397,749
                                                                            ===========        ===========
         Basic earnings per share - as reported                             $     0.12         $     0.13
                                                                            ===========        ===========
         Basic earnings per share - pro forma                               $     0.11         $     0.12
                                                                            ===========        ===========
         Diluted earnings per share - as reported                           $     0.11         $     0.12
                                                                            ===========        ===========
         Diluted earnings per share - pro forma                             $     0.11         $     0.12
                                                                           ============       ===========

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Impact of New Financial Accounting Standards
         --------------------------------------------

         Stock-Based Compensation

         In December 2004 the FASB issued Statement Number 123 (revised 2004) (FAS 23 (R)), Share-Based Payments. FAS 123 (R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. The Company is required to apply FAS 23 (R) on a modified prospective
         method.   Under  this  method,   the  Company  is  required  to  record
         compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, the Company may elect to adopt FAS 123 (R) by restating previously issued financial statements, basing the expense on that previously reported in their pro forma disclosures required by FAS 123. For companies filing under Regulation S-B, FAS 123
         (R) is effective the beginning of the first interim or annual reporting period that begins after December 15, 2005, which for the Company will be the first quarter of the year ending December 31, 2006. The Company anticipates adopting SFAS No 123 (R) beginning in the quarter ending March 31, 2006. Management has not completed its evaluation of the effect that FAS 123 (R) will have, but believes that the effect will be consistent with its previous pro forma disclosures.

         Inventory Costs
         ---------------

         In November 2004, the FASB issued SFAS No. 151,  Inventory  Costs (SFAS
         151). SFAS 151 requires that abnormal amounts of idle facility expense, freight, handling costs and spoilage be recognized as current-period charges. Further, SFAS 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period in which they are incurred. SFAS 151 is effective for inventory costs incurred beginning in 2006. The Company is currently evaluating the effect of SFAS 151 on the financial statements and related disclosures.

         Reclassifications
         -----------------

         Certain accounts have been reclassified to conform to the current year's presentation.

2.       INVENTORIES

         Inventories consist of the following as of December 31, 2004 and 2003:

                                           2004           2003
                                           ----           ----
        Raw materials                   $ 315,367      $ 230,880
        Work-in-process                   119,634         59,145
        Finished goods                     80,390        126,395
                                        ---------      ---------
                                        $ 515,391      $ 416,420
                                        =========      =========

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

3.       FURNITURE AND EQUIPMENT

         Furniture and equipment consist of the following as of December 31, 2004 and 2003:

                                                                                2004                2003
                                                                                ----                ----
         Research and manufacturing equipment                               $   148,941      $     679,506
         Office furniture and equipment                                         235,603            657,847
         Demonstration equipment                                                 19,368            197,104
                                                                            -----------      -------------
                                                                                403,912          1,534,457
         Less accumulated depreciation and amortization                        (253,425)        (1,383,545)
                                                                            -----------      -------------
                                                                            $   150,487      $     150,912
                                                                            ===========      =============


4.       ACCRUED LIABILITIES AND PRODUCT WARRANTY

         Accrued liabilities consist of the following as of December 31, 2004 and 2003:

                                                                                2004                2003
                                                                                ----                ----
         Accrued compensation                                               $   565,176      $     555,817
         Accrued warranty expenses                                              505,851            438,450
         Other accrued liabilities                                              487,834            393,296
                                                                            -----------      -------------
                                                                            $ 1,558,861      $   1,387,563
                                                                            ===========      =============

         Product Warranty and Deferred Warranty Revenue
         ----------------------------------------------

         The Company generally offers a one year warranty to its customers.  The
         Company's warranty requires it to repair or replace defective products during the warranty period. At the time product revenue is recognized, the Company records a liability for estimated costs that may be incurred under its warranties. The costs are estimated based on historical experience and any specific warranty issues that have been identified. (Although historical warranty costs have been within expectations, there can be no assurance that future warranty costs will not exceed historical amounts.) The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the balance as necessary.

         Product warranty reserve changes consist of the following as of December 31, 2004 and 2003:

                                                                               2004                2003
                                                                               ----                ----
         Warranty balance at beginning of the year                         $   438,450      $     370,680
         Net provisions                                                        236,901            272,770
         Warranty costs incurred                                              (169,500)          (205,000)
                                                                           -----------      -------------
                                                                           $   505,851      $     438,450
                                                                           ===========      =============

         In addition to the Company's one-year warranty, the Company offers an extended warranty for an additional charge to the customer. The Company records the sale of the extended warranty as deferred revenue and amortizes the revenue over the term of the agreement, generally one to two years. At December 31, 2004 and 2003, deferred extended warranty revenue was $793,972 and $557,143, respectively.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


5.       NOTES PAYABLE

         Notes payable consist of the following at December 31, 2004 and 2003:

                                                                               2004                2003
                                                                               ----                ----
         Laurus Master Fund Ltd. #1                                        $   579,662      $   1,173,250
         Laurus Master Fund Ltd. #2                                          1,000,000
         Other                                                                  35,038

                                                                             1,614,700          1,173,250

         Less:  current portion                                                776,338            409,613
                                                                           -----------      -------------

         Long-term portion                                                 $   838,362      $     763,637
                                                                           ===========      =============
         Maturities of notes payable are as follows:

                                       Year Ending
                                      December 31,
                                      ------------

                                          2005                             $   776,338
                                          2006                                 701,252
                                          2007                                 132,416
                                          2008                                   4,694
                                                                           -----------
                                                                           $ 1,614,700
                                                                           ===========

         Laurus Master Fund Ltd. #1
         --------------------------

         On September 25, 2003, the Company entered into a convertible term note and securities purchase agreement with Laurus Master Fund, Ltd. #1 ("Laurus 1"). Pursuant to the agreements, the Company sold to Laurus 1, a secured convertible term note in the principal amount of $1,200,000 bearing interest at the rate of six and one-half percent (6.5%) per annum, due September 25, 2006, convertible into shares of its common stock at a conversion price of $1.07 per share. Under certain circumstances, both the Company and Laurus 1 may exercise their right to convert all or a portion of the outstanding principal and interest into shares of common stock. Loan costs of $118,718 have been capitalized and are being amortized over the three-year life of the note. The Company granted to Laurus 1 a subordinated second priority security interest in its assets to secure the obligations under the note. Additionally, the Company issued a warrant to Laurus 1 to purchase 375,000 shares of its common stock at exercise prices ranging between $1.23 and $1.61 per share (Note 8).

         In 2003, the Company opted to pay $26,458 of principal and $6,792 of interest in 31,074 shares of common stock. In 2004, the Company opted to pay $580,796 of principal and $35,869 of interest in 576,322 shares of common stock.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

5.       NOTES PAYABLE (CONTINUED)

         Laurus Master Fund Ltd. #2
         --------------------------

         On April 27, 2004, the Company entered into a convertible term note and securities purchase agreement with Laurus Master Fund, Ltd. #2 ("Laurus 2"). Pursuant to these agreements, the Company sold to Laurus 2, a secured convertible term note in the principal amount of $1,000,000 bearing interest at the rate of six and one-half percent (6.5%) per annum, due April 27, 2007, convertible into shares of its common stock at a conversion price of $1.22 per share. Under certain circumstances, both the Company and Laurus 2 may exercise their right to convert all or a portion of the outstanding principal and interest into shares of common stock. Loan costs of $70,980 have been capitalized and are being amortized over the three-year life of the note. The Company granted to Laurus 2 a subordinated second priority security interest in its assets to secure the obligations under the note. Additionally, the Company issued a warrant to Laurus 2 to purchase 313,000 shares of its common stock at exercise prices ranging between $1.40 and $1.83 per share (Note 8).

6.       RELATED PARTY TRANSACTIONS

         MediVision
         ----------

         During the period of August 2000 through July 1, 2001, the Company executed several promissory notes in favor of MediVision Medical Imaging LTD. ("MediVision"), an Israeli corporation and majority shareholder in the Company. The "Short-Term Note" had a maximum principal balance of $260,000 available, while the "Working Capital Funding Agreement and Amendment No.1" to this agreement provided additional funding of $2,500,000. Both the Note and the Amendment bear interest at the rate of 9.3% per annum and are secured by all of the Company's assets. The principal amount outstanding, together with any and all accrued interest on the Working Capital Note and Amendment, was payable by August 31, 2003, except that MediVision may, at its option, at any time convert any amount of principal and interest then outstanding into shares of the Company's common stock at a conversion price of $.80 per share on the Working Capital Note and $0.185 per share on the Amendment No.1 to the Working Capital Note.

         In May 2003, the Company and MediVision entered in Amendment No. 2 to the Working Capital Funding Agreement and the Short Term Note whereby the repayment terms on the debt were extended on all principal and interest due until January 1, 2005. As of December 31, 2004, the Company has paid the debt owing MediVision by way of cash payments and noncash intercompany revenue and expense transactions.

         In June 2003,  MediVision  exercised  its option,  as stipulated in the
         Working Capital Funding Agreement, Amendment No. 1, to convert $1,150,000 of principal and interest at a conversion price of $0.185 per share into 6,216,216 common shares of stock. As a result of the foregoing transactions, MediVision currently owns approximately 74% of the Company's outstanding common stock.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

6.       RELATED PARTY TRANSACTIONS (CONTINUED)

         MediVision (Continued)
         ----------------------

         In August 2002, the Company's Board of Directors, at MediVision's request, authorized the Company to guarantee and/or provide security interests in its assets for certain of MediVision's loans with financial institutions, on the maximum aggregate amount of approximately $1,900,000. In August 2002, MediVision subordinated to the financial institutions its security position in the Company's assets, which had been granted in consideration of loans to the Company from MediVision. In December 2002, the Company's Board of Directors approved that the Company guaranteed certain obligations of MediVision by issuing a security interest in the Company's assets (Note 10). The amount guaranteed by the Company, as of December 31, 2004 was approximately $447,000.

         In March 2004, the Company's Board of Directors approved a line of credit to MediVision of $1,000,000 at 9.3% interest for two years. In January 2005, the Company's Board of Directors approved an additional loan advance of $150,000 for a 30 day term. In March 2005, these agreements were incorporated into a Loan and Security Agreement and Promissory Note entered into between the parties (see Note 11).

         At December 31, 2004, the Company had recorded approximately $1,056,000 of receivable due from MediVision as compared to $200,979 in aggregate debt and accrued interest owed to MediVision as of December 31, 2003. The changes are the result of cash payments and the net effect of other intercompany revenue and expense transactions.

         Sales to MediVision during the fiscal years ended December 31, 2004 and 2003 totaled approximately $744,000 and $482,000, respectively. Sales derived from product shipments to MediVision are made at transfer pricing which is based on similar volume discounts that would be available to other resellers or distributors of the Company's products.

         During the year ended December 31, 2004 and 2003, the Company paid $687,100 and $263,200 to MediVision for research and development performed on behalf of the Company.

         MediStrategy Ltd.
         -----------------

         The Company has a service agreement with MediStrategy Ltd. ("MS"), an Israeli company owned by Noam Allon, a Director of the Company, serving on the Board until December 2004. Under the terms of the agreement, MS provides services to the Company primarily in the business development field in ophthalmology, including business cooperation, mergers and acquisitions, identifying and analyzing new lines of business and defining new product lines or business opportunities to be developed. All services provided by MS are performed solely by Noam Allon.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

6.       RELATED PARTY TRANSACTIONS (CONTINUED)

         In consideration for the services  provided,  the Company agreed to pay
         MS a monthly sum of $3,300. In addition, MS is to be paid a yearly performance bonus of up to $20,000 upon achievement of goals under the terms of the agreement determined by MS, Noam Allon and the Company's Chairman of the Board. During the year ended December 31, 2004, MS earned fees in the amount of $39,600 and a bonus subject to approval, which has not yet been finalized. $19,800 of the fees has been paid with the balance being accrued as of December 31, 2004. During the year ended December 31, 2003, MS earned fees of $39,600 and a bonus of $10,000, all of which were accrued at December 31, 2003 and paid in 2004.

7.       LINE OF CREDIT

         In May 2003, the Company entered into a $150,000 line of credit agreement with its bank. The line is secured by a pledged investment with the bank equal to the amount of the line of credit. Advances on the line bear interest at prime (5.25% at December 31, 2004 and 4% at December 31, 2003) with interest due monthly. The line matures on September 10, 2008.

8.       STOCKHOLDERS' EQUITY

         Stock Option Plans
         ------------------

         The Company applies APB 25 and related Interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing stock options. Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         The Company has five stock-based compensation plans and Individual Stock Option Agreements. Options granted under these plans generally have a term of ten years from the date of grant unless otherwise specified in the option agreement. The plans generally expire ten years from the inception of the plans. Options granted under these agreements have a vesting period of three to four years. Incentive stock options under these plans are granted at fair market value on the date of grant and non-qualified stock options granted can not be less than 85% of the fair market value on the date of grant. A summary of the Company's plans as of December 31, 2004 is presented below:

                               Options                                              Range of           Available
                             Authorized          Plan             Options           Exercise          for Future
        Plan Name             Per Plan        Expiration        Outstanding           Prices             Grants
        ---------             --------        ----------        -----------           ------             ------
1992 Option Plan               150,000      December 2002           36,500          $0.48 - $4.25
1995 Nonstatutory Plan       1,035,000      November 2005           75,000          $0.48 - $0.50       920,000
1997 Nonstatutory Plan       1,000,000      October 2002            60,000          $0.63 - $1.38
Individual Stock Option        126,360      November 1998          105,300          $0.63
  Agreements
2000 Option Plan             1,500,000      September 2010       1,383,333          $0.41                89,999
2003 Option Plan               750,000      October 2013           659,000          $0.68                91,000
                                                                 ---------                            ---------
                                                                 2,319,133                            1,100,999
                                                                 =========                            =========

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

8.       STOCKHOLDERS' EQUITY (CONTINUED)

         Stock Option Plans (Continued)

         A summary of the status of the Company's stock option plans and changes during the periods is presented below:

                                                                  Weighted
                                                                   Average
                                                                  Exercise
                                                    Options         Price
                                                    -------         -----

         Balance, January 1, 2003                  1,715,952       $ 0.46
                                                   ---------
             Options granted                         650,000       $ 0.41
             Options canceled                       (576,666)      $ 0.41
             Options exercised                       (18,334)      $ 0.47
                                                   ---------

         Balance December 31, 2003                 1,770,952       $ 0.46
                                                   ---------
             Options granted                         684,000       $ 0.67
             Options canceled                        (26,666)      $ 0.41
             Options lapsed                          (55,819)      $ 0.94
             Options exercised                       (53,334)      $ 0.48
                                                   ---------

         Balance December 31, 2004                 2,319,133       $ 0.51
                                                   =========


         The weighted average fair value of options granted during the years ended December 31, 2004 and 2003 were $.67 and $.41, respectively.

         The following table summarizes information about the stock options outstanding at December 31, 2004:


                                        Options Outstanding                          Options Exercisable
                           -------------------------------------------            --------------------------
                                             Weighted
                                             Average          Weighted                             Weighted
                                             Remaining         Average                              Average
 Range of Exercise                          Contractual        Exercise                             Exercise
       Prices              Number              Life            Price              Number            Price
       ------              ------              ----            -----              ------            -----

$ .31  - $1.37             2,292,633          8.3 years        $ 0.50             1,525,300          $ 0.43
$1.38  - $3.00                25,000          1.8 years        $ 1.38                25,000          $ 1.38
$3.01  - $4.50                 1,500          1.7 years        $ 4.25                 1,500          $ 4.25
                           ---------                                              ---------
                           2,319,133                                              1,551,800
                           =========                                              =========

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

8.       STOCKHOLDERS' EQUITY (CONTINUED)

         Stock Option Plans (Continued)
         ------------------------------

         Pro forma information regarding net income and net income per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to August 31, 1995 under the fair value method of that Statement. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 2004 and 2003, respectively; dividend yield of zero; volatility factors of the expected market price of the Company's common stock ranged from 91% to 95% for the years ended December 31, 2004 and 2003, risk-free interest rate of 4.04% and 3.98%; respectively, and a weighted-average expected life of 10 years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                2004           2003
                                                                ----           ----

         Pro forma net income                              $ 1,695,930     $ 1,397,749
                                                           ===========     ===========
         Pro forma basic and diluted net income per share  $      0.11     $      0.12
                                                           ===========     ===========

         Warrants
         --------

         The Company issued a warrant in September 2003 pursuant to the issuance of a note payable (Note 5). The warrant permits the holder to purchase up to 375,000 shares of common stock at a price of $1.23 per share for the first 100,000 shares; $1.39 per share for the next 125,000 shares and $1.61 per share for the remaining 150,000 shares. The warrant is exercisable through September 26, 2010.

         The Company issued a warrant in April 2004 pursuant to the issuance of a note payable (Note 5). The warrant permits the holder to purchase up to 313,000 shares of common stock at a price of $1.40 per share for the first 83,000 shares; $1.59 per share for the next 105,000 shares and $1.83 per share for the remaining 125,000 shares. The warrant is exercisable through April 27, 2009.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

9.       INCOME TAXES

         The income tax (benefit) expense for the years ended December 31, 2004 and 2003 consisted of the following:


                                                                Federal            State             Total
                                                                -------            -----             -----
        2004
        ----
        Current                                             $   (22,000)       $    (7,000)      $   (29,000)
        Deferred                                                376,000             88,000           464,000
        Change in valuation allowance                          (890,000)          (103,000)         (993,000)

                 Total income tax (benefit)                 $  (536,000)       $   (22,000)      $  (558,000)

        2003

        Current                                             $    22,000        $    22,000       $    44,000
        Deferred                                               (109,000)           (21,000)         (130,000)
        Change in valuation allowance                          (219,000)          (100,000)         (319,000)

                 Total income tax (benefit)                 $  (306,000)       $   (99,000)      $  (405,000)

         The Company's effective tax rate for the years ended December 31, 2004 and 2003 was (49)% and (39)%. The reconciliation of the statutory rate to the effective rate is as follows:

                                                             2004         2003
                                                             ----         ----

         Statutory rate                                      34%          34%
         State income taxes, net of Federal benefit           6            6
         Other                                              (11)         (29)
         Utilization of net operating losses                (32)         (19)
         Change in valuation allowance                      (46)         (31)

                  Total                                     (49)%        (39)%

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

9.       INCOME TAXES (CONTINUED)

         The significant components of the Company's deferred tax assets and liabilities are as follows:

                                                              December 31,
                                                              ------------
                                                        2004             2003
                                                        ----             ----

         Deferred tax assets:
           Net operating loss carryforwards         $ 1,481,000    $  1,850,000
           Inventory reserves                           962,000       1,119,000
           Payroll related accruals                     143,000         171,000
           Warranty accrual                             217,000         188,000
           Sales and accounts receivable reserves       165,000         186,000
           Uniform capitalization                        70,000          77,000
           Deferred revenue                             340,000         239,000
           R&D credit carryover                         175,000         175,000
                                                    -----------    ------------

               Total deferred tax assets              3,553,000       4,005,000

         Valuation allowance                          2,504,000)     (3,497,000)
                                                    -----------    ------------
               Net deferred tax assets                1,049,000         508,000

         Deferred tax liabilities:
               Depreciation                             (20,000)         (8,000)
                                                    -----------    ------------
               Net deferred tax assets              $ 1,029,000    $    500,000


         At December 31, 2004 and 2003, management reviewed recent operating results and projected future operating results. At the end of each of these years, management determined that it was more likely than not that a portion of the deferred tax assets attributable to net operating losses would likely be realized. Due to the Company's limited history of profitable operations, management has recorded a valuation allowance of $2,504,000 and $3,497,000 at December 31, 2004 and 2003,
         respectively. The amount of the valuation allowance will be adjusted in the future when management determines that it is more likely than not the deferred assets will be realized.

         The Company has at December 31, 2004, a net operating loss carryover of approximately $4,531,200 for Federal income tax purposes which expires between 2007 and 2020, and a net operating loss carryforward of approximately $1,305,700 for California state income tax purposes which expires through 2010. The State of California has suspended the application of net operating losses for the 2002 and 2003 fiscal years and extended the carry forward period two years. Federal tax credit carryforwards of approximately $174,900 will begin to expire in 2007. Due to changes in ownership which occurred in prior years, Section 382 of the Internal Revenue Code provides for significant limitations on the utilization of net operating loss carryforwards and tax credits. As a result of these limitations, a portion of these loss and credit carryovers may expire without being utilized.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

10.      COMMITMENTS AND CONTINGENCIES

         Security Interest
         -----------------

         In December 2002, the Company granted a security interest in substantially all assets of the Company to the United Mizrahi Bank Ltd. and Bank Leumi (the "banks"), as security for amounts borrowed by MediVision from the banks and advanced to the Company under the note agreements (Note 6).

         Equity Line of Credit
         ---------------------

         On December 28, 2004, the Company entered into an investment agreement with Dutchess Private Equities Fund II, LP (Dutchess) providing for an equity line of credit. Pursuant to the investment agreement, Dutchess has agreed to provide the Company with up to $9,000,000 of funding during the thirty month period beginning on the date that a registration statement the Company agreed to file providing for the resale of the shares of common stock issuable under the investment agreement is declared effective by the Securities and Exchange Commission. During this thirty month period, the Company may request a drawdown under the investment agreement by selling shares of its common stock to Dutchess, and Dutchess will be obligated to purchase the shares. The Company is under no obligation to request any drawdowns under the investment agreement.

         The amount that the Company can request in any drawdown notice is, at the Company's election, the greater of (A) up to 200% of the average daily volume of the Company's common stock for the ten trading days prior to the date of the drawdown notice multiplied by the average of the three daily closing bid prices for the common stock immediately preceding the date of the drawdown notice or (B) $100,000; provided that the Company may not request more than $1,000,000 in any single drawdown.

         Operating Leases
         ----------------

         The Company leases its corporate headquarters and manufacturing facility under a noncancellable operating lease that expires in June 2007. The lease agreement provides for minimum lease payments of approximately $105,864 for the years ended December 31, 2005 and 2006, respectively and $53,532 for the year ended December 31, 2007. The Company also leases a sales office under a month-to-month lease requiring a minimum lease payment of approximately $300 per month.

         Rental expense charged to operations for all operating leases was approximately $96,000 and $104,000, respectively during the years ended December 31, 2004 and 2003.

                           OPHTHALMIC IMAGING SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS

                                   (Continued)

11.      SUBSEQUENT EVENT

         On March 2, 2005, the Company and MediVision entered into a Loan and Security Agreement evidenced by and payable in accordance with the note executed by MediVision whereby the Company agreed to loan MediVision up to two million dollars ($2,000,000). Under the terms of the agreement, interest accrues at 7.25% per annum and is payable on February 28, 2006 along with all outstanding principal due at that date. The note is secured by 2,409,000 shares of the Company's stock owned by MediVision. In the event that MediVision were to sell any stock it owns in the Company during the period of the agreement, a minimum of 50% of the proceeds from such sales would be required to pay down the amount owed to the Company.

================================================================================

                           OPHTHALMIC IMAGING SYSTEMS





                                    7,473,201
                                     SHARES
                                  COMMON STOCK





                                   PROSPECTUS










YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.












                                __________, 2005

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our bylaws, filed as Exhibit 3.2, provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been our directors or officers in accordance with Section 317 of the California Corporations Code. Our bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Ophthalmic Imaging Systems pursuant to the foregoing provisions, or otherwise, Ophthalmic Imaging Systems has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement:

         ----------------------------------------------------------------------
                       ITEM                                          AMOUNT ($)
         ----------------------------------------------------------------------
         SEC Registration Fee                                           813.23
         ----------------------------------------------------------------------
         EDGAR Filing Expenses                                          250.00
         ----------------------------------------------------------------------
         Transfer Agent Fees                                            500.00
         ----------------------------------------------------------------------
         Legal Fees                                                  15,000.00
         ----------------------------------------------------------------------
         Accounting Fees                                              2,500.00
         ----------------------------------------------------------------------
         Miscellaneous                                                  250.00
         ----------------------------------------------------------------------
               TOTAL                                               $ 19,313.23
         ----------------------------------------------------------------------

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

         On December 28, 2004, we entered into an investment agreement with Dutchess Private Equities Fund II, LP providing for an equity line of credit. Pursuant to the investment agreement, Dutchess has agreed to provide us with up to $9,000,000 of funding during the thirty month period beginning on the date that the registration statement we have agreed to file providing for the resale of the shares of common stock issuable under the investment agreement is declared effective by the Securities and Exchange Commission. During this thirty month period, we may request a drawdown under the investment agreement by selling shares of our common stock to Dutchess, and Dutchess will be obligated to purchase the shares. The minimum and maximum amounts the registrant can draw down at any one time is determined using a formula contained in the investment agreement. We are under no obligation to request any drawdowns under the investment agreement. The offering was made in accordance with the exemptions from registration provided for under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder. We are obligated to register for resale the shares of common stock issuable pursuant to the investment agreement pursuant to a registration rights agreement dated as of August 26, 2005 between us and Dutchess.

         We have entered into an Amended and Restated Investment Agreement dated August 26, 2005 with Dutchess that is substantially on the same terms as the Investment Agreement dated December 28, 2004 with the exception of two immaterial modifications.

         On April 27, 2004, we entered into a private placement transaction with Laurus Master Fund, Ltd. which was exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D and Rule 506 promulgated thereunder. Pursuant to the securities purchase agreement between Laurus and us, we issued to Laurus a secured convertible term note in the principal amount of $1,000,000 bearing interest at the rate of six and one-half percent (6.5%) per annum, due April 27, 2007, convertible into shares of our common stock at a conversion price of $1.22 per share. Interest is payable at our option in cash or shares of common stock. Additionally, we issued a warrant to Laurus to purchase 313,000 shares of our common stock at exercise prices ranging between $1.40 and $1.83 per share. Laurus may exercise the warrant through April 27, 2009. We are obligated to register for resale the shares of common stock issuable upon conversion of the note and upon exercise of the warrant pursuant to a registration rights agreement dated April 27, 2004 between the registrant and the purchaser, of which this registration statement relates.

         On September 25, 2003, we entered into a private placement transaction with Laurus Master Fund, Ltd. which was exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D and Rule 506 promulgated thereunder. Pursuant to the securities purchase agreement between Laurus and us, we issued to Laurus a secured convertible term note in the principal amount of $1,200,000 bearing interest at the rate of six and one-half percent (6.5%) per annum, due September 25, 2006, convertible into shares of our common stock at a conversion price of $1.07 per share. Interest is payable at our option in cash or shares of common stock. Additionally, we issued a warrant to Laurus to purchase 375,000 shares of our common stock at exercise prices ranging between $1.23 and $1.61 per share. Laurus may exercise the warrant through September 25, 2010. We are obligated to register for resale the shares of common stock issuable upon conversion of the note and upon exercise of the warrant pursuant to a registration rights agreement dated September 25, 2003 between the registrant and the purchaser, of which this registration statement relates.

         In June 2003, MediVision exercised its option, as stipulated in the Amendment No. 1, to convert $1,150,000 of principal and interest at a conversion price of $0.185 per share into 6,216,216 common shares of stock.

ITEM 27.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit        Description of Exhibit                                                             Footnote
Number                                                                                           Reference
2.1            Agreement dated as of October 21, 1999 by and among Ophthalmic Imaging               (5)
               Systems, Premier, Walt Williams, Daniel S. Durrie and Randall C. Fowler.

2.2            Securities Purchase Agreement dated as of July 13, 2000, by and among                (6)
               Ophthalmic Imaging Systems, Premier and MediVision.

3.1            Articles of Incorporation of Ophthalmic Imaging Systems, as amended.                  *

3.2            Amended Bylaws of Ophthalmic Imaging Systems.                                         *

3.3            Amendment to Amended Bylaws of Ophthalmic Imaging Systems dated January 28,          (4)
               1998.

4.1            Specimen of Stock Certificate                                                         *



                                      II-2

5.1            Opinions of Jenkens & Gilchrist Parker Chapin LLP                                   (19)++

10.1           Lease Agreement dated as of April 21, 2001 between Ophthalmic Imaging Systems        (9)
               and Jackson-Jahn, Inc.

10.2           Confidentiality Agreement dated March 27, 1992 between Ophthalmic Imaging             *
               Systems and Steven R. Verdooner.

10.3           Assignment dated October 23, 1990 of U.S. Patent Application for Apparatus            *
               and Method for Topographical Analysis of the Retina to Ophthalmic Imaging
               Systems by Steven R. Verdooner, Patricia C. Meade and Dennis J. Makes (as
               recorded on Reel 5490, Frame 423 in the Assignment Branch of the U.S. Patent
               and Trademark Office).

10.4           1992 Nonstatutory Stock Option Plan of Ophthalmic Imaging Systems and sample          *+
               form of Nonstatutory Stock Option Agreement.

10.5           Stock Option Plan                                                                    (1)+

10.6           1995 Nonstatutory Stock Option Plan of Ophthalmic Imaging Systems and sample         (2)+
               form of Nonstatutory Stock Option Agreement.

10.7           1997 Nonstatutory Stock Option Plan of Ophthalmic Imaging Systems and sample         (3)+
               form of Nonstatutory Stock Option Agreement.

10.8           Form of Indemnification Agreement between Ophthalmic Imaging Systems and each        (4)
               of its directors, officers and certain key employees.

10.9           Working Capital Funding Agreement dated as of July 13, 2000 by and between           (6)
               MediVision and Ophthalmic Imaging Systems.

10.10          Amendment No. 1 to Working Capital Funding Agreement dated as of July 1, 2001        (8)
               by and between MediVision and Ophthalmic Imaging Systems.

10.11          Loan and Security Agreement dated as of July 13, 2000 by and between                 (9)
               MediVision and Ophthalmic Imaging Systems.

10.12          Registration Rights Agreement dated as of August 2000 by and between                 (6)
               MediVision and Ophthalmic Imaging Systems.

10.13          Secured Convertible Working Capital Note dated August 2000 from Ophthalmic           (6)
               Imaging Systems to MediVision in the principal amount of $260,000.

10.14          Secured Promissory Note dated July 21, 2000 from Ophthalmic Imaging Systems          (6)
               to MediVision in the principal amount of $1,500,000.

10.15          Secured Convertible Working Capital Promissory Note dated July 1, 2001 by and        (8)
               between MediVision and Ophthalmic Imaging Systems in the principal amount of
               $1,000,000

10.16          Amendment No. 2 to Working Capital Funding Agreement dated as of May 21, 2003        (10)
               by and between MediVision and Ophthalmic Imaging Systems.

10.17          Cooperation and Project Funding Agreement dated January 21, 2001, among              (7)
               Israel- United States Binational Industrial Research and Development
               Foundation, MediVision and Ophthalmic Imaging Systems.



                                      II-3

10.18          2000 Stock Option Plan.                                                              (9)+

10.19          Secured Debenture Agreement by and between United Mizrahi Bank LTD and              (11)
               Ophthalmic Imaging Systems dated December 9, 2002.

10.20          Commercial Security Agreement by and among Bank Leumi, MediVision and                (13)
               Ophthalmic Imaging Systems dated April 30, 2003 and Commercial Guaranty of
               Ophthalmic Imaging Systems.

10.21          Securities Purchase Agreement dated September 25, 2003 by and between                (12)
               Ophthalmic Imaging Systems and Laurus Master Fund, Ltd.

10.22          Secured Convertible Term Note dated September 25, 2003 issued to Laurus              (12)
               Master Fund, Ltd.

10.23          Common Stock Purchase Warrant dated September 25, 2003 issued to Laurus              (12)
               Master Fund, Ltd.

10.24          Registration Rights Agreement dated September 25, 2003 by and between                (12)
               Ophthalmic Imaging Systems and Laurus Master Fund, Ltd.

10.25          Security Agreement dated September 25, 2003 by and between Ophthalmic Imaging       (12)
               Systems and Laurus Master Fund, Ltd.
10.26          2003 Stock Option Plan                                                              (13)+

10.27          Securities Purchase Agreement dated April 27, 2004 by and between Ophthalmic        (14)
               Imaging Systems and Laurus Master Fund, Ltd.

10.28          Secured Convertible Term Note dated April 27, 2004 issued to Laurus Master          (14)
               Fund, Ltd.

10.29          Common Stock Purchase Warrant dated April 27, 2004 issued to Laurus Master          (14)
               Fund, Ltd.

10.30          Registration Rights Agreement dated April 27, 2004 by and between Ophthalmic        (14)
               Imaging Systems and Laurus Master Fund, Ltd.

10.31          Security Agreement dated April 27, 2004 by and between Ophthalmic Imaging           (14)
               Systems and Laurus Master Fund, Ltd.

10.32          First Amendment to the Lease Agreement dated as of April 21, 2001 between the       (16)
               Company and Jackson-Jahn, Inc.

10.33          Second Amendment to the Lease Agreement dated as of April 21, 2001 between          (16)
               the Company and Jackson-Jahn, Inc.

10.34          Loan and Security Agreement dated as of February 28, 2005 by and between the        (16)
               Company and MediVision Medical Imaging Ltd.

10.35          Promissory Note dated as of February 28, 2005 by and between the Company and        (16)
               MediVision Medical Imaging Ltd.

10.36          Letter Agreement, dated December 6, 2004 between the Company and Dragonfly          (17)
               Capital Partners, LLC

10.37          Debenture dated July 20, 2005 between the Company and United Mizrahi Bank Ltd.      (18)



                                      II-4

10.38          Amended and Restated Investment Agreement dated as of August 26, 2005 by and        (20)
               between Ophthalmic Imaging Systems and Dutchess Private Equities Fund II, LP.

10.39          Amended and Restated Registration Rights Agreement dated as of August 26,           (20)
               2005 by and  between  Ophthalmic  Imaging  Systems  and  Dutchess
               Private Equities Fund II, LP.

10.40          Common Stock Purchase Agreement dated as of September 16, 2005 by and between       (21)
               MediVision Medical Imaging Ltd. and Meadowbrook Opportunity Fund LLC.

23.1           Consent of Perry-Smith LLP, Independent Registered Public Accounting Firm.          (22)

23.2           Consent of Jenkens & Gilchrist Parker Chapin LLP (included in Exhibit 5.1)          (19)
*              Incorporated by reference to our Registration Statement on Form S-18, number         *
               33-46864-LA.

(1) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended August 31, 1993, filed on November 26, 1993.

(2) Incorporated by reference to our Registration Statement on Form S-8, filed on May 28, 1996, number 333-0461. (3) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarterly period ended November 30, 1997, filed on January 14, 1998.

(4) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998, filed on December 15, 1998.

(5) Incorporated by reference to Exhibit 4.3 of our Form 8-K, filed on November 24, 1999. (6) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended August 31, 2000, filed on December 13, 2000.

(7) Incorporated by reference to our Annual Report on Form 10-KSB for the transition period from September 1, 2000 to December 31, 2000, filed on March 29, 2001.

(8) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, filed on November 14, 2001.

(9) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 30, 2001, filed on March 26, 2002.

(10) Incorporated by reference to our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2003, filed on August 14, 2003.

(11) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on March 27, 2003.

(12) Incorporated by reference to our Current Report on Form 8-K filed on October 1, 2003.

(13) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on March 25, 2004

(14) Incorporated by reference to our Current Report on Form 8-K filed on April 29, 2004.

(15) Incorporated by reference to our Current Report on Form 8-K filed on December 30, 2004.

(16) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed on March 18, 2004

(17) Incorporated by reference to our registration statement on Form SB-2 filed on April 6, 2005.

(18) Incorporated by reference to our Current Report on Form 8-K filed on July 25, 2005

(19) Incorporated by reference to our Pre-Effective Amendment No. 1 to Form SB-2, filed on June 21, 2004 and by reference to our Pre-Effective Amendment No. 1 to Form SB-2, filed on November 19, 2003.++

(20) Incorporated by reference to our registration statement on Form SB-2 filed on September 2, 2005.

(21) Incorporated by reference to our Amendment No. 5 to Schedule 13D, filed on September 22, 2005.

(22)           Filed herewith.

+              Management contract or compensatory plan or arrangement.

++ We are relying upon Rule 429 to file a combined single prospectus for two previously separate offerings on different registration statements (File No. 333-116217 and File No. 333-110334); therefore, Exhibit (19) incorporates by reference an opinion of Jenkens & Gilchrist Parker Chapin LLP from each earlier registration statement.

ITEM 28.    UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

         (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

         (iii) include any additional or changed material information on the plan of distribution.

(2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Sacramento, state of California, on October 11, 2005.

                                        OPHTHALMIC IMAGING SYSTEMS


                                        By: /s/ Gil Allon
                                            ------------------------------------
                                                 Gil Allon
                                                 Chief Executive Officer



                                        By: /s/ Ariel Shenhar
                                            ------------------------------------
                                                 Ariel Shenhar
                                                 Chief Financial Officer,
                                                 Vice President and Secretary


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE  PRESENTS,  that the  undersigned  directors of Ophthalmic
Imaging Systems, a California corporation that is filing a registration statement on Form SB-2 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Gil Allon and Ariel Shenhar, and each of them, their true and lawful attorneys-in-fact and agents; with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such amendment to registration statement and any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Gil Allon
----------------------------
Gil Allon                              Director                October 11, 2005

/s/ Ariel Shenhar
----------------------------
Ariel Shenhar                          Director                October 11, 2005

/s/ Yigal Berman
----------------------------
Yigal Berman                           Director                October 11, 2005


----------------------------
Michael Benoff                         Director                ________, 2005


----------------------------
Merle Symes                            Director                ________, 2005